Exhibit 10.51

LEASE

OF PREMISES AT 15-19 CRAWFORD STREET

NEEDHAM, MASSACHUSETTS

FROM

CRAWFORD STREET DE, LLC

TO

MIRACA LIFE SCIENCES, INC.

TABLE OF CONTENTS

Page

SUMMARY OF BASIC TERMS iii

ARTICLE I 1

ARTICLE II 5

Section 2.1 Lease Of The Premises 5

Section 2.2 Common Rights 5

Section 2.3 Parking 5

Section 2.4 Lease Term 6

Section 2.5 Security Deposit 6

Section 2.6 Lease Amendment 8

Section 2.6 Right of First Opportunity 8

ARTICLE III 9

Section 3.1 Tenant's Work 9

Section 3.2 Intentionally Deleted 11

Section 3.3 Signs 11

ARTICLE IV 11

Section 4.1 Base Rent 11

Section 4.2 Certain Additional Rent 12

Section 4.3 Taxes 13

Section 4.4 Insurance Costs 13

Section 4.5 Operating Costs 13

Section 4.6 Tenant's Utility Charges 14

Section 4.7 Tenant's Audit Rights 14

ARTICLE V 15

Section 5.1 Permitted Use 15

Section 5.2 Restrictions on Use 15

Section 5.3 Hazardous Materials 15

Section 5.3 Medical Waste 16

ARTICLE VI 16

Section 6.1 Landlord's Services 16

Section 6.2 Extraordinary Use 17

Section 6.3 Interruption; Delay 17

Section 6.4 Additional Services 18

ARTICLE VII 18

Section 7.1 Rent 18

Section 7.2 Utilities 18

Section 7.3 No Waste 18

Section 7.4 Maintenance; Repairs; and Yield-Up 18

Section 7.5 Alterations by Tenant 20

Section 7.6 Trade Fixtures and Equipment 21

Section 7.7 Compliance with Laws 21

Section 7.8 Contents at Tenant's Risk 21

Section 7.9 Exoneration; Indemnification and Insurance 21

Section 7.10 Landlord's Access 22

Section 7.11 No Liens 23

Section 7.12 Compliance with Rules and Regulations 23

ARTICLE VIII 23

Section 8.1 Subletting and Assignment 23

ARTICLE IX 25

Section 9.1 Subordination to Mortgages and Ground Leases 25

Section 9.2 Lease Superior at Mortgagee's or Ground Lessor's Election 25

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Section 9.3 Notice to Mortgagee and Ground Lessor 25

Section 9.4 Limitations on Obligations of Mortgagees, Ground Lessors and Successors 25

Section 9.5 Estoppel Certificate By Tenant and Information Concerning Tenant 26

ARTICLE X 26

Section 10.1 Damage From Casualty 26

Section 10.2 Abatement of Rent 27

Section 10.3 Landlord's Right to Terminate 27

ARTICLE XI 27

Section 11.1 Eminent Domain; Right to Terminate and Abatement in Rent 27

Section 11.2 Restoration 27

Section 11.3 Landlord to Control Eminent Domain Action 28

ARTICLE XII 28

Section 12.1 Event of Default 28

Section 12.2 Landlord's Remedies 28

Section 12.3 Reimbursement of Landlord 30

Section 12.4 Landlord's Right to Perform Tenant's Covenants 30

Section 12.5 Cumulative Remedies 30

Section 12.6 Expenses of Enforcement 31

Section 12.7 Landlord's Default 31

Section 12.8 Limitation of Landlord's Liability 31

Section 12.9 Late Payment and Administrative Expense 31

ARTICLE XIII 32

Section 13.1 Brokers 32

Section 13.2 Quiet Enjoyment 32

Section 13.3 Tenant's Request for Landlord's Action 32

Section 13.4 Notices 32

Section 13.5 Waiver of Subrogation 32

Section 13.6 Entire Agreement; Execution; Time of the Essence and Headings and Table
of Contents 32

Section 13.7 Partial Invalidity 33

Section 13.8 No Waiver 33

Section 13.9 Holdover 33

Section 13.10 When Lease Becomes Binding 33

Section 13.11 No Recordation 33

Section 13.12 As Is 33

Section 13.13 Tenant's Financial Statements; Certain Representations and Warranties of
Tenant 34

Section 13.14 Confidentiality 34

Section 13.15 Summary of Basic Terms 34

Section 13.16 Tenant's Existing Lease 34

Exhibits:

A - Property Description

B - Site Plan

C - Building Floor Plan

D - Form of Letter of Credit

E - Rules and Regulations

F - Secretary's Certificate

G - Back-Up Generator

H - Electronic Funds Transfer (EFT) Form

I - Form of Certificate of Insurance

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SUMMARY OF BASIC TERMS

LEASE

OF PREMISES AT 15-19 CRAWFORD STREET,

NEEDHAM, MASSACHUSETTS

TO

MIRACA LIFE SCIENCES, INC.

DATED AS OF JANUARY 17, 2017

The following is a summary of certain basic terms of this Lease which is intended for the convenience and reference of the parties. Capitalized terms used, but not defined, in this Summary of Basic Terms, have their defined meanings in this Lease. In addition, some of the following items or terms are incorporated into this Lease by reference to the item or term or to this “Summary of Basic Terms”.

1. Landlord: Crawford Street DE, LLC, a Delaware limited liability company.

2. Tenant: Miraca Life Sciences, Inc., a Delaware corporation.

3A. Premises: A portion of the first and second floor of the Building, as depicted on Exhibit C to this Lease with an address of 15-19 Crawford Street, Needham, MA 02494.

3B. Landlord’s Property: The real property with the Building and any other improvements now or hereafter thereon, now commonly known as 15-19 Crawford Street, Needham, Massachusetts, as described on Exhibit A to this Lease and depicted on Exhibit B.

3C. Leasable Square Footage of the Premises: (which includes a proportionate share of the Floor Area of the Common Areas of the Building as provided for in this Lease): an agreed upon 29,114 square feet in the aggregate, consisting of (a) 21,176 square feet on the first floor of the Building, and (b) 7,938 square feet on the second floor of the Building (the “Second Floor Premises”).

3D. Leasable Square Footage of the Building: An agreed upon 40,752 square feet.

4A. Lease Term: From the Commencement Date until the end of the tenth Lease Year, subject to extension in accordance with Section 2.4(b) and subject to the other terms of this Lease.

4B. Extension Right: Tenant shall have the right to extend the Lease Term for one (1) term of five (5) years in accordance with Section 2.4(b).

4C. Commencement Date: The earlier of the: (I) Delivery Date (as defined below); or (ii) date on which Tenant commences the conduct of business in the Premises.

4D. Base Rent Commencement Date: The sixth month anniversary of the Commencement Date.

5A. Permitted Use: Subject to applicable Legal Requirements, the Premises may be used for (i) laboratory, research and development purposes, and (ii) general office and administrative purposes only and for no other purpose.

5B. Tenant’s Work: Has the meaning set forth in Section 3.1.

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5C. Tenant’s Work Allowance: Landlord shall provide for the benefit of Tenant an allowance for the actual costs incurred by Tenant to perform Tenant’s Work (“Tenant’s Work Costs”) in the amount equal to the product of (i) $50.00 per square foot multiplied by (ii) the Leasable Square Footage of the Premises. All Tenant’s Work Costs in excess of the Tenant’s Work Allowance shall be the responsibility of Tenant.

6A. Security Deposit: $107,357.88, subject to the terms and provisions of Section 2.5. The Security Deposit shall be in the form of cash or Letter of Credit, as provided in Section 2.5.

7. Tenant’s Parking Allocation: Tenant’s Share of parking spaces in the Parking Areas, subject to Section 2.3.

8. Base Rent: The Base Rent for the Initial Term shall be as follows:

PERIOD	ANNUAL RATE	MONTHLY RATE	PSF RATE
Commencement Date through the day prior to the Base Rent Commencement Date	$0	$0	$0*
Base Rent Commencement Date through the end of Lease Year 1	$429,431.50	$35,785.96	$14.75
Lease Year 2	$451,267.00	$37.605.58	$15.50
Lease Year 3	$473,102.50	$39,425.21	$16.25
Lease Year 4	$494,938.00	$41,244.83	$17.00
Lease Year 5	$516,773.50	$43,064.46	$17.75
Lease Year 6	$545,887.50	$45,490.63	$18.75
Lease Year 7	$575,001.50	$47,916.79	$19.75
Lease Year 8	$604,115.50	$50,342.96	$20.75
Lease Year 9	$633,229.50	$52,769.13	$21.75
Lease Year 10	$662,343.50	$55,195.29	$22.75

The Base Rent for the Extension Term shall be determined in accordance with Section 4.1(b). Landlord and Tenant intend that the rent payable under this Lease shall be net Base Rent and Additional Rent to Landlord. Except as otherwise expressly provided herein, Tenant shall pay all costs of every kind relating to the operation, maintenance, repair or replacement of the Premises, without any deduction or offset except as otherwise expressly set forth herein.

* Tenant shall pay Tenant’s Utility Costs related to the Premises for the period from the Commencement Date through the day prior to the Base Rent Commencement Date.

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9A. Additional Rent: Tenant’s Share of Insurance Costs, Tenant’s Share of Operating Costs, Tenant’s Share of Taxes, Tenant’s Utility Costs, and/or Other Additional Rent.

9B. Intentionally Omitted.

9C. Intentionally Omitted.

9D. Intentionally Omitted.

9E. Tenant’s Utility Costs: Until any of the same are separately metered and billed to Tenant directly by the applicable utility provider, Tenant shall pay the costs for electricity, water, sewer and gas provided to the Premises (collectively, “Tenant’s Utility Costs”), as provided in Section 4.6.

9F. Other Additional Rent: Includes all fees, charges, expenses, fines, assessments, interest, indemnities, or other sums other than Base Rent, Tenant’s Share of Insurance Costs, Tenant’s Share of Operating Costs, Tenant’s Share of Taxes, and Tenant’s Utility Costs due under this Lease.

10. Heat and Utilities: To be supplied by Landlord (including water and sewer charges) as part of the Operating Costs (except that Tenant’s Utility Costs shall not be included in Operating Costs and shall be paid by Tenant as provided in Section 4.6) until such time as they are separately metered as part of Tenant’s Work and billed to Tenant directly by the applicable utility provider.

11. First Payment: First month’s Base Rent in the amount of $35,785.96, plus the Security Deposit in the amount of $107,357.88, shall be paid upon execution of this Lease.

12. Brokers: The Bulfinch Companies, Inc., having an office at First Needham Place, 250 First Avenue, Suite 200, Needham, MA 02494-2805, and Transwestern I RBJ, having an office at 99 High Street, Boston, MA 02110.

13A. Tenant’s Address for Notices, Telephone Number, Fax Number and Taxpayer Identification No.:

Miraca Life Sciences, Inc.

Attn: General Counsel

6655 North MacArthur Boulevard

Irving, TX 75039

Email:

Telephone: ; Fax:

Tenant F.I.D.#

13B. Landlord’s Address for Notices:

Crawford Street DE, LLC

c/o The Bulfinch Companies, Inc.

First Needham Place

250 First Avenue, Suite 200

Needham, MA 02494

Attention: Robert A Schlager

Telephone: ; Fax:

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with a copy to:

The Bulfinch Companies, Inc.

First Needham Place

250 First Avenue, Suite 200

Needham, MA 02494

Attention: Mark R. DiOrio, Esquire

Telephone: ; Fax:

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LEASE

THIS LEASE (this “Lease”), made as of the 17th day of January, 2017, between Crawford Street DE, LLC, a Delaware limited liability company, and Miraca Life Sciences, Inc., a Delaware corporation, is as follows.

W I T N E S E T H:

ARTICLE I

CERTAIN DEFINITIONS

In addition to the words and terms defined elsewhere in this Lease, the following words and terms shall have in this Lease the meanings set forth in this Article (whether or not underscored):

“Additional Rent” has the meaning set forth in Item 9A of the Summary of Basic Terms.

“Back-Up Generator” has the meaning given in Exhibit G.

“Bankruptcy Laws” means any existing or future bankruptcy, insolvency, reorganization, dissolution, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction, or any laws amendatory thereof or supplemental thereto, including, without limitation, the United States Bankruptcy Code of 1978, as amended (11 U.S.C. Section 101 et seq.), as any or all of the foregoing may be amended or supplemented from time to time.

“Base Rent” has the meaning set forth in Item 8 of the Summary of Basic Terms.

“Base Rent Commencement Date” has the meaning set forth in Item 4D of the Summary of Basic Terms.

“Building” means the building located on Landlord’s Property and shown on the Site Plan.

“Business Days” mean Monday through Friday, except holidays. The term “holiday” shall mean (a) the federal day of celebration’ of the following holidays: New Year’s Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving, Christmas and (b) the Friday after Thanksgiving.

“Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays, except holidays.

“Commencement Date” has the meaning set forth in item 4C of the Summary of Basic Terms.

“Common Areas” means all areas of Landlord’s Property, as designated by Landlord from time to time, located inside or outside of the Building, which are not intended for the use of a single tenant and which are intended (a) for the non-exclusive common use of Landlord, Tenant and other tenants of portions of Landlord’s Property and their respective employees, agents, licensees and invitees and/or (b) to serve the Building and/or Landlord’s Property. Common Areas include, without limitation, sidewalks, Parking Areas, access drives, landscaped areas, utility rooms, storage rooms, and utility lines and systems and the Common Facilities.

“Common Facilities” means those facilities, if any, located on Landlord’s Property which Landlord designates from time to time as “common facilities,” including, but not limited to, building systems, pipes, ducts, wires, conduits, meters, HVAC equipment and systems, electrical systems and equipment, plumbing lines and facilities, and mechanical rooms.

“Delivery Date” means the date on which Landlord makes the Premises available to Tenant for construction by Tenant of the Tenant’s Work, in broom clean condition and free of all tenants and tenant furniture, fixtures and equipment, but in no event later than the date which is thirty (30) days following the date of this Lease.

“Environmental Law” means the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, Chapter 21E of the Massachusetts General Laws, all regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation (including any state or local board of health rules, regulation, or code), or any common law (including common law that may impose strict liability or liability based on negligence), which may relate to or deal with human health, the environment, natural resources, or Hazardous Materials, all as may be from time to time amended or modified.

“Event of Default” means any of the events listed in Section 12.1.

“Excusable Delay” means those matters which are beyond the reasonable control of Landlord, including, without limitation, the following: delays caused by Tenant (or by Invitees of Tenant), or delays caused by, or resulting from, acts of God, accidents, breakdowns, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, material or equipment, governmental regulations or orders, or unusual weather conditions.

“Extension Term” means the period of five years beginning at the end of the Initial Term.

“GAAP” means generally accepted accounting principles, consistently applied.

“Hazardous Materials” means, at any time, (a) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (b) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (c) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), bio-medical materials or waste, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances which may be hazardous to human or animal health or the environment or which are listed or identified in, or regulated by, any Environmental Law; and (d) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Initial Term” means the period beginning at 12:01 a.m. on the Commencement Date and ending at 11:59 p.m. on the last day of the tenth Lease Year.

“Insurance Costs” includes the cost of insuring the entire Landlord’s Property, including without limitation the Building and other improvements now or hereafter situated thereon, and all operations conducted in connection therewith, with such policies, coverages and companies and in such limits as may be selected by Landlord (and/or which may be required by Landlord’s lenders), including, but not limited to, fire insurance with extended or with all-risk coverage, comprehensive public liability insurance covering personal injury, deaths and property damage with a personal injury endorsement covering false arrest, detention or imprisonment, malicious prosecution, libel and slander, and wrongful entry or eviction, rent loss or business interruption insurance, worker’s compensation insurance, plate glass insurance, contractual liability insurance, boiler insurance, and fidelity bonds. Insurance Costs shall not include increases in premiums which are paid directly by other tenants of Landlord’s Property.

“Invitees” means employees, workers, visitors, guests, customers, suppliers, agents, contractors, representatives, licensees and other invitees.

“Land” means the land located at 15-19 Crawford Street, Needham, Massachusetts more particularly described in Exhibit A hereto and which is depicted on the Site Plan.

“Landlord” means Crawford Street DE, LLC, a Delaware limited liability company, its successors and assigns.

“Landlord’s Property” has the meaning set forth in Item 3B of the Summary of Basic Terms.

“Leasable Square Footage” means (a) when used with respect to the Building, the Floor Area of the Building, and (b) when used with respect to the Premises, the sum of (i) the Floor Area of the Premises, plus (ii) Tenant’s Share of the Floor Area of the Common Areas of the Building.

“Lease Term” means the initial Term and, if Tenant timely and properly exercises its right to extend pursuant to Section 2.4(b), the Extension Term.

“Lease Year” means the 12 month period beginning on the Base Rent Commencement Date and on each anniversary of the Base Rent Commencement Date throughout the Lease Term; provided that if the Base Rent Commencement Date is not the first day of a calendar month, the first Lease Year shall consist of the partial calendar month beginning with the Base Rent Commencement Date and the next subsequent 12 months, and each subsequent Lease Year shall commence on the first day of the month after the calendar month in which the Base Rent Commencement Date occurs.

“Legal Requirements” means all applicable laws, statutes, rules, regulations and requirements of governmental authorities, including, but not limited to, zoning laws and building codes.

“Operating Costs” means all costs, expenses and disbursements of every kind and nature (except Taxes and Insurance Costs) which Landlord shall pay or become obligated to pay in connection with operating, managing, maintaining, repairing or replacing the Landlord’s Property or elements thereof, all as determined by Landlord. Operating Costs shall include, by way of illustration, but not be limited to: all charges payable by Landlord in connection with the performance of Landlord’s maintenance and repair obligations with respect to the Landlord’s Property; all charges payable by Landlord to provide janitorial service to the Landlord’s Property; all charges payable by Landlord in connection with the maintenance, repair and replacement of HVAC equipment and systems; all charges payable by Landlord to provide utility services to the Landlord’s Property, except to the extent excluded pursuant to clauses (f) or (g) below; all costs related to the operation of any shuttle or other transportation service between the Landlord’s Property and public transportation stations; all costs related to any police details at any entrances to the Landlord’s Property; all costs related to removal of trash, debris, and refuse; all costs related to removal of snow and ice; all costs of pest and vermin control; all costs of providing, maintaining, repairing and replacing of paving, curbs, walkways, landscaping, planters, roofs, walls, drainage, utility lines, security systems and other equipment; all costs of painting the exterior and Common Areas of the Building; all costs of repaving, resurfacing and restriping Parking Areas and drives (excluding the cost of any signage and lettering for any Parking Areas that are reserved for the exclusive use of other tenants of the Building); all costs of lighting, cleaning, waterproofing, repairing and maintaining Common Areas, Common Facilities and other portions of the Landlord’s Property; all costs of licenses, permits and inspection fees, except to the extent directly attributable to the space of a particular tenant; all legal, accounting, inspection and consulting fees, except to the extent excluded pursuant to clauses (e) or (m) below; all costs of capital repairs or replacements hereafter made to the Building or Common Areas, amortized over their expected useful life based upon and including a market rate of interest; all costs of wages, salaries and benefits of operating personnel, including welfare, retirement, vacations and other compensation and fringe benefits and payroll taxes; the amount of any insurance deductible paid by Landlord in connection with an insured loss; and management fees equal to 3.5% of gross rents (which management fees may be payable to an affiliate of Landlord). However, notwithstanding the above, the following specific items shall not be included: (a) the cost of alterations to space in the Building leased to others; (b) debt service and ground rent payments; (c) any cost or expenditure for which Landlord is reimbursed by insurance proceeds or eminent domain proceeds; (d) costs for which Landlord is reimbursed under warranties provided to Landlord by contractors who have warranty obligations; (e) leasing commissions, attorneys’ fees and collection costs related to negotiation and enforcement of tenant leases unless the matter involves enforcing compliance with the Rules and Regulations or other standards or requirements for the benefit of all tenants of the Building; (f) the cost of providing electrical service (lights and plugs) to space leased to tenants; (g) expenses which are billed directly, or reasonably allocable exclusively, to any tenant of the Building; (h) salaries and bonuses of officers and executives of Landlord and administrative employees above the level of property manager or building supervisor and Landlord’s general overhead; (i) the cost of any work or service performed on an extra-cost basis for any tenant of the Building; (j) the cost of any additions to the Building; (k) any cost, other than the management fee provided for above, otherwise included in Operating Costs representing an amount paid to a person or entity affiliated with Landlord which is in excess of the amount which would have been paid on an arms-length basis in the absence of such relationship; (I) depreciation, other than the amortization of capital improvements hereafter made as provided above; and (m) costs of defending any lawsuits, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Landlord’s Property, costs of any disputes between Landlord and its employees, or outside fees paid in connection with disputes with adjacent property owners which are not intended to benefit tenants of the Building.

“Other Additional Rent” has the meaning given in Item 9F of the Summary of Basic Terms.

“Parking Areas” means those portions of Landlord’s Property which may be used for parking as depicted on the Site Plan, as such areas may be changed by Landlord from time to time.

“Permitted Transferee” means (a) an entity controlling, controlled by or under common control with Tenant, (b) an entity which succeeds to Tenant’s business by merger, consolidation or other form of corporate reorganization, or (c) an entity which acquires all or substantially all of Tenant’s assets or stock; provided that an entity may not become a Permitted Transferee through or as a part of a bankruptcy or other similar insolvency proceeding.

“Permitted Use” has the meaning set forth in Item 5A of the Summary of Basic Terms.

“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, or entity, including any governmental authority.

“Premises” has the meaning set forth in item 3A of the Summary of Basic Terms.

“Privacy Laws” has the meaning given in Section 7.10.

“Rules and Regulations” means the rules and regulations attached hereto as Exhibit E.

“Security Deposit” has the meaning set forth in Item 6 of the Summary of Basic Terms.

“Site Plan” means the site plan attached hereto as Exhibit B which depicts the approximate size and layout of the Land, the Building and the Parking Areas.

“Summary of Basic Terms” means the Summary of Basic Terms which is affixed to this Lease immediately after the table of contents of this Lease.

“Tax Fiscal Year” shall mean July 1 through June 30 next following, or such other tax period as may be established by law for the payment of Taxes.

“Taxes” shall mean (a) all taxes, assessments, betterments, water or sewer entrance fees and charges including general, special, ordinary and extraordinary or any other charges (including charges for the use of municipal services if billed separately from other taxes), levied, assessed or imposed at any time by any governmental authority upon or against the Land, the Building, or the fixtures, signs and other improvements thereon then comprising Landlord’s Property (excluding all federal or state income or corporate excise taxes) and (b) all attorneys’ fees, appraisal fees and other fees, charges, costs and/or expenses incurred in connection with any proceedings related to the amount of the Taxes, the tax classification and/or the assessed value of the Landlord’s Property. This definition of Taxes is based upon the present system of real estate taxation in the Commonwealth of Massachusetts; if taxes upon rentals or any other basis shall be substituted, in whole or in part, for the present ad valorem real estate taxes, the term “Taxes” shall be deemed changed to the extent to which there is such a substitution for the present ad valorem real estate taxes.

“Tenant” means Miraca Life Sciences, Inc., a Delaware corporation, its permitted successors and permitted assigns.

“Tenant’s Utility Costs” has the meaning set forth in Item 9E of the Summary of Basic Terms.

“Tenant’s Share” means the amount (expressed as a percentage) equal to (a) the Leasable Square Footage of the Premises divided by (b) the Leasable Square Footage of the Building. The percentage determined by the preceding sentence shall be rounded upward to the nearest one-tenth of one percent (0.1%). Tenant’s Share is 71.5% (29,114/40,752), subject to adjustment in the event of an increase or decrease in the Leasable Square Footage of the Premises or the Leasable Square Footage of the Building.

“Tenant’s Work” has the meaning given in Section 3.1.

“Tenant’s Work Allowance” has the meaning given in Item 5C of the Summary of Basic Terms.

ARTICLE II

LEASE OF PREMISES
Section 2.1
Lease Of The Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, upon and subject to the terms and provisions of this Lease and all zoning ordinances, and all matters of record affecting Landlord’s Property.
Section 2.2
Common Rights. The Premises are leased subject to, and with the benefit of, the non-exclusive right to use in common with others at any time entitled thereto the Common Areas and Common Facilities for all such purposes as such areas may be reasonably designated, but only in connection with lawful business in the Building and in accordance with the Rules and Regulations. Landlord shall have the right from time to time to designate or change the number, locations, size or configuration of the Building (other than the Premises), including, without limitation, the Common Areas, exits and entrances, and to modify or replace the Common Facilities, and to permit expansion and new construction therein. Tenant shall not have the right to use those portions of the Common Areas designated from time to time by Landlord as for the exclusive use of one or more other tenants.
Section 2.3
Parking. Subject to the Rules and Regulations, Tenant’s Invitees are authorized to use not more than Tenant’s Share of the parking spaces in the Parking Areas in common with Landlord and other tenants of Landlord’s Property from time to time. In the event of (a) a decrease in the number of parking spaces on Landlord’s Property or (b) a change in the Leasable Square Footage of the Premises and/or Leasable Square Footage of the Building, the number of parking spaces available for use by Tenant’s Invitees shall be adjusted proportionately. Tenant shall not (i) permit any of Tenant’s Invitees (other than visitors) to park in spaces designated as “visitor” spaces, (ii) permit any of Tenant’s Invitees to park in spaces designated as “reserved” spaces (unless reserved for Tenant), (iii) permit the total number of passenger automobiles parked on Landlord’s Property by Tenant’s Invitees, at any time, to exceed Tenant’s Share of the parking spaces in the Parking Areas, and (iv) except for delivery trucks using designated loading and unloading facilities, permit any of Tenant’s Invitee to park any vehicle on Landlord’s Property other than passenger automobiles. Landlord may, from time to time, designate one or more spaces as reserved for the exclusive use of one or more of the tenants of any of the Building and/or for Landlord’s Invitees.

Section 2.4
Lease Term: Right to Extend: Early Termination Option.
(a)
The Lease Term shall commence at 12:01 a.m. on the Commencement Date and shall end at 11:59 p.m. on the last day of the tenth Lease Year, unless Tenant timely and properly exercises its right to extend the Lease Term pursuant to Section 2.4(b). At the request of Landlord or Tenant made on or after the Commencement Date, Landlord and Tenant will execute a written amendment to, and restatement of, the Summary of Basic Terms pursuant to Section 2.6, setting forth the Commencement Date.
(b)
Provided an Event of Default does not then exist, Tenant shall have the right to extend the Lease Term for one period of five years by giving Landlord written notice of extension, which notice must be received by Landlord not earlier than 15 months, nor later than 12 months prior to the expiration of the Initial Term. If such extension becomes effective, the Lease Term shall be automatically extended upon the same terms and conditions as were applicable to the Initial Term, except that (i) Base Rent for the Extension Term shall be as set forth in Section 4.1(b), and (ii) there shall be no further right to extend or renew the Lease Term beyond the Extension Term. The right of extension provided under this Section 2.4(b) is personal to Miraca Life Sciences, Inc. and is not exercisable by any subtenant or assignee (other than a Permitted Transferee) permitted hereunder.
(c)
Provided that an Event of Default does not then exist at the time of the giving of such notice or on the Early Termination Date (as defined below), Tenant shall have a one-time option, exercisable by written notice given to Landlord not later than the last day of the sixth Lease Year (the “Early Termination Notice”), to terminate this Lease prior to the expiration of the Lease Term and effective as of the last day of the seventh Lease Year (the “Early Termination Date”); provided, that, as a condition of such early termination of this Lease, Tenant shall pay to Landlord all of Landlord’s unamortized transaction expenses in connection with this Lease (including, without limitation, the Tenant’s Work Allowance, leasing commissions and reasonable attorneys’ fees) consistent with GAAP consistently applied calculated using an annual interest rate of ten percent (10%), the amount of which Landlord shall provide to Tenant within 30 days following the Commencement Date (the “Termination Fee”), simultaneously with Tenant’s delivery of the Early Termination Notice to Landlord. If Tenant gives Landlord an Early Termination Notice and pays Landlord the Termination Fee in accordance with the requirements of this Section 2.4(c), this Lease shall terminate as of the Early Termination Date and Base Rent, Additional Rent and all other charges due and payable under this Lease shall be terminated as of such Early Termination Date (provided, that, such termination shall in no way release Tenant from its obligations under this Lease existing, accruing or arising on or before the Early Termination Date). If Tenant sends the Early Termination Notice to Landlord, such notice shall be deemed irrevocable on behalf of Tenant; provided, however, Landlord shall have the right, despite such Early Termination Notice, to enforce this Lease if Tenant does not fully comply with each and every provision of this Section 2.4(c) and the other provisions of this Lease prior to such early termination. Tenant’s early termination option under this Section 2.4(c) shall expire and be void and of no force or effect whatsoever at 5:00 p.m. Eastern Time on the last day of the sixth Lease Year with the effect that after such date and time, Tenant shall not have any right to accelerate the end of the Lease Term pursuant to this Section 2.4(c). The right of early termination provided under this Section 2.4(c) is personal to Miraca Life Sciences, Inc. and is not exercisable by any subtenant or assignee (except a Permitted Transferee) permitted hereunder.
Section 2.5
Security Deposit.
(a)
Simultaneously with the execution and delivery of this Lease, Tenant shall deliver to Landlord the Security Deposit, which shall be in the form of cash or a letter of credit which satisfies the conditions of Section 2.5(b) (“Letter of Credit”).
(b)
The Letter of Credit must satisfy all of the following conditions: (i) the Letter of Credit must be in the form attached hereto as Exhibit D, or in such other substantially similar form as Landlord may approve, with an expiration date not less than one year after the date of the Letter of Credit; (ii) the beneficiary of the Letter of Credit must be Landlord or Landlord’s designee; (iii) the Letter of Credit must be irrevocable, unconditional and transferable one or more times without charge to Landlord; (iv) the Letter of

Credit must be issued by a bank satisfactory to Landlord in its reasonable discretion; and (v) the Letter of Credit must provide that it may be drawn at a location in Boston, Massachusetts. If, at any time, the issuer of the Letter of Credit gives notice of its election not to renew, extend and/or reissue the Letter of Credit, then Tenant shall, not later than 30 days prior to the expiration of the term of the Letter of Credit, deliver to Landlord (1) a replacement Letter of Credit satisfying all of the above conditions or (2) cash in the full amount of the expiring Letter of Credit; and if Tenant fails to timely deliver to Landlord a replacement Letter of Credit as provided above or cash in the full amount of the expiring Letter of Credit, Landlord may draw on the Letter of Credit and hold the proceeds of such drawing as the Security Deposit. If (x) Landlord shall reasonably feel insecure with the creditworthiness of the bank issuing the Letter of Credit and Tenant shall fail, within 10 days after notice, to either provide a replacement Letter of Credit as provided above or cash in the full amount of the existing Letter of Credit, or (y) Tenant fails to provide Landlord with cash in the full amount of the Letter of Credit within 10 days after (I) any proceedings under the Bankruptcy Code, receivership or any insolvency law are instituted with the issuer of the Letter of Credit as debtor or (II) the bank issuing the Letter of Credit is taken over by the Federal Deposit Insurance Corporation, the Resolution Trust Corporation or a similar entity, then such failure by Tenant under clauses (x) or (y) of this sentence shall constitute an Event of Default and, in addition to any other rights which Landlord might have by reason of such Event of Default, Landlord may draw on the Letter of Credit and hold the proceeds of such drawing as part of the Security Deposit.
(c)
The Security Deposit is security for the faithful performance and observance by Tenant of Tenant’s obligations under this Lease and is not an advance payment of rent. If an Event of Default occurs, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for payment of any Base Rent or Additional Rent which is then due and payable or for any sum which Landlord may expend or may be required to expend by reason of the occurrence of an Event of Default, including, but not limited to, any damage or deficiency accrued before or after summary proceedings or other re-entry by Landlord, including the costs of such proceeding or re-entry and further including, without limitation, reasonable attorneys’ fees. Landlord shall always have the right to apply the Security Deposit, or any part thereof, as aforesaid, without notice and without prejudice to any other remedy which Landlord may have, or Landlord may pursue any other such remedy in lieu of applying the Security Deposit or any part thereof. No interest shall be payable on the Security Deposit and Landlord shall have the right to commingle the Security Deposit with other funds of Landlord. If Landlord shall apply the Security Deposit in whole or in part, Tenant shall immediately upon demand pay to Landlord the amount so applied, or cause the Letter of Credit to be reinstated, to restore the Security Deposit to its original amount. Because elements of Additional Rent may be subject to annual reconciliation based on actual amounts determined to be due, in addition to the other rights provided herein to Landlord regarding the Security Deposit, Landlord shall have the right, in its reasonable discretion, upon the end of the Lease and delivery of the Premises in accordance with the terms hereof, to hold a portion of the Security Deposit until such reconciliation, at which time Landlord has the right to deduct any amounts then determined to be due from the remaining Security Deposit and return any balance of the Security Deposit to Tenant within 60 days following such reconciliation; provided that Landlord may not withhold from the Security Deposit an amount greater than the amount which Landlord reasonably estimates will be owing by Tenant upon completion of such reconciliation and Landlord will return the remaining portion of the Security Deposit not withheld by Landlord to Tenant within 60 days following the expiration of this Lease. If the remaining Security Deposit is not sufficient to pay Tenant’s obligations hereunder, Tenant shall pay the same within 10 days of billing from Landlord. In the event of a sale or other transfer of the Landlord’s Property, or leasing of the entire Landlord’s Property including the Premises subject to Tenant’s tenancy hereunder, Landlord shall transfer the Security Deposit then remaining to the vendee or lessee, Landlord shall thereupon be released from all liability for the return of such Security Deposit to Tenant, and Tenant shall look solely to the new landlord for the return of the Security Deposit then remaining. Tenant will not assign or encumber or attempt to assign or encumber the Security Deposit, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.
(d)
Notwithstanding the foregoing terms and provisions of this Section 2.5 or Section 6A of the Summary of Basic Terms, so long as (i) no Event of Default has occurred during Lease Year 3, and (ii) no default by Tenant under this Lease beyond the expiration of any applicable notice and cure period then exists under this Lease, the Security Deposit shall be reduced to $71,571.92 at the end of Lease Year

3 of the Lease Term. If the Security Deposit is being held in the form of cash and not in the form of a Letter of Credit, then so long as Tenant is not in default beyond any applicable notice and cure period, within 15 days following Tenant’s written notice to Landlord that it is entitled to the foregoing reduction of the Security Deposit as provided hereinabove, Landlord shall return the applicable portion of the Security Deposit to Tenant so that the remaining portion of the Security Deposit held by Landlord hereunder equals $71,571.92. If the Security Deposit is in the form of a Letter of Credit, then Tenant shall cause either (x) a replacement Letter of Credit in the amount of $71,571.92, or (y) an amendment of the existing Letter of Credit reflecting the reduced amount of the Security Deposit, and in each case otherwise satisfying all of the above conditions of this Section 2.5 to be delivered to Landlord whereupon Landlord shall, promptly following its receipt of such replacement Letter of Credit, return the original Letter of Credit to Tenant. Notwithstanding anything to the contrary contained herein, in no event shall the Security Deposit or Letter of Credit be in an amount less than $71,571.92.
Section 2.6
Lease Amendment. If, pursuant to Sections 8.1 or 11.1 or any other provision of this Lease, there results a change in (or, in the case of the Commencement Date or Base Rent Commencement Date, the confirmation of) any of the terms or amounts in the Summary of Basic Terms (including, without limitation, the Leasable Square Footage of the Building, the Leasable Square Footage of the Premises, Base Rent or Tenant’s Share) then in effect, Landlord and Tenant will promptly execute a written amendment to, and restatement of, the Summary of Basic Terms, substituting the changed (or confirmed) terms and recomputed amounts in lieu of each of the applicable terms and amounts then in effect which have been changed. As of the effective date of the amendment to the Summary of Basic Terms, the changed terms (and recomputed amounts) will be effective for all purposes of this Lease, and the amended and restated Summary of Basic Terms will be a part of, and incorporated into, this Lease.
Section 2.7
Right of First Opportunity.
(a)
Grant of Right. Tenant shall have, and Landlord hereby grants to Tenant, a one-time right of first opportunity to lease the 11,638 square foot space on the second floor of the Building that is located adjacent to the Second Floor Premises (the “ROFO Space”) when it becomes available for lease after the Commencement Date, on and subject to the terms and conditions set forth in this Section 2.7. Landlord will not enter into any lease for the ROFO Space with a tenant other than Kriss Law/Atlantic, the current tenant of the ROFO Space (the “Current ROFO Tenant”), or Tenant (a “Third-Party Lease”) unless and until Landlord has given to Tenant a Notice of Availability (defined below) with respect to the ROFO Space and Tenant has failed to exercise its right to lease the ROFO Space pursuant to Section 2.7(b) hereof. For purposes of Tenant’s right of first opportunity, Landlord shall have the right to extend or renew the existing lease with the Current ROFO Tenant, whether such extension or renewal is provided for in the existing lease with the Current ROFO Tenant or accomplished by an amendment of such lease or a new lease with the Current ROFO Tenant, and no such extension or renewal shall be considered to be a Third-Party Lease triggering Landlord’s obligation to give a Notice of Availability.
(b)
Mechanics for Exercise of Right. Upon the first instance when the ROFO Space is, becomes or is about to become available for lease (subject to the last sentence in Section 2.7(a) above), Landlord shall give written notice to Tenant (a “Notice of Availability”) specifying the date on or about which the ROFO Space is expected to become available for lease, the effective rent (including Base Rent and Additional Rent, if applicable) at which Landlord is willing to lease the ROFO Space, and such other terms which Landlord desires to specify. Tenant will not disclose to third parties, other than Tenant’s employees, consultants and other agents who have a need to know, the contents of any Notice of Availability, and Tenant shall cause all such employees, consultants or agents to respect the confidentiality of the contents thereof. Unless a default under this Lease then exists, Tenant shall have the right, exercisable by written notice given by Tenant and received by Landlord within 10 Business Days after Landlord gives to Tenant the subject Notice of Availability, to lease all of the ROFO Space specified in the Notice of Availability on the terms specified therein.
(c)
Addition of Space to Lease. If Tenant exercises its right to lease the ROFO Space pursuant to Section 2.7(b) hereof, then, as of the date which is the later of (i) 10 days after Tenant’s exercise of its right to lease the ROFO Space or (ii) the date specified in the Notice of Availability, the ROFO Space shall be added to and become a part of the Premises and subject to the terms and conditions of the Lease; provided that the ROFO Space shall be provided by Landlord to Tenant in “as is” condition, without any responsibility by Landlord to make any improvements or alterations to the ROFO Space, and without any obligation to provide any allowances, other than as specified in the Notice of Availability; and provided, further, that the terms and conditions of this Lease with respect to the ROFO Space shall be modified by the terms and conditions specified in the subject Notice of Availability. Promptly after Tenant exercises its right to lease the ROFO Space pursuant to Section 2.7(b) hereof, Landlord and Tenant shall enter into an amendment of the Lease incorporating the ROFO Space as part of the Premises and incorporating the terms specified in the subject Notice of Availability with respect to the ROFO Space.
(d)
Lapse of Right. If, after Landlord gives Tenant a Notice of Availability with respect to the ROFO Space, Landlord does not receive Tenant’s notice of exercise pursuant to Section 2.7(b) hereof within the time specified therein, Tenant’s right of first opportunity provided for in this Section 2.7 with respect to the ROFO Space shall lapse and terminate and Landlord shall be free to enter into a Third-Party Lease with respect to the ROFO Space.
(e)
Termination of Right. Tenant’s right of first opportunity provided for in this Section 2.7 shall terminate 12 months before the expiration of the Lease Term. For purposes of determining the expiration of the Lease Term for purposes of this Section 2.7(e), the Extension Term shall be included only if Tenant has effectively exercised its right to extend for the Extension Term pursuant to Section 2.4(b) hereof.
(f)
Rights Personal to Miraca Life Sciences, Inc. The rights in this Section 2.7 are personal to Miraca Life Sciences, Inc. and are not assignable or transferable except to a Permitted Transferee. Tenant’s rights under this Section 2.7 will lapse and be of no further force or effect upon any assignment of the Lease.
(g)
Default. Landlord shall have no obligation to give any Notice of Availability to Tenant at any time that an Event of Default exists, and Tenant shall have no rights under this Section 2.7 if an Event of Default exists on the date on which Tenant attempts to exercise its right to lease the ROFO Space.
ARTICLE III

CONDITION OF PREMISES; SIGNS
Section 3.1
Tenant’s Work.
(a)
Tenant may make alterations and improvements to the Premises, which shall include separately metering and/or sub-metering the Premises for electricity, water, sewer and gas services (“Tenant’s Work”), in accordance with the following provisions of this Section 3.1. Tenant, in consultation with Landlord, shall prepare or cause to be prepared, and shall submit to Landlord for review and approval, working plans and specifications for any Tenant’s Work to be performed (“Tenant’s Work Plans”). Within 5 Business Days after receipt of any Tenant’s Work Plans, Landlord shall, by written notice to Tenant, approve or disapprove the Tenant’s Work Plans, Landlord will not unreasonably disapprove proposed Tenant’s Work Plans. In any disapproval of Tenant’s Work Plans, Landlord shall specify in reasonable detail the respects in which the Tenant’s Work Plans are not satisfactory to Landlord and the changes which Landlord desires in order that the Tenant’s Work Plans will be satisfactory to Landlord. After receiving any such notice of disapproval from Landlord with respect to Tenant’s Work Plans, Tenant will revise the Tenant’s Work Plans as reasonably requested by Landlord and will resubmit the revised Tenant’s Work Plans to Landlord for review and approval in accordance with the procedures set forth above. After approval of Tenant’s Work Plans by Landlord, Tenant may make changes to such Tenant’s Work Plans only with the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be fully responsible for compliance of any Tenant’s Work Plans with all applicable Legal Requirements and for assuring that all Tenant’s Work Plans provide for Tenant’s Work that will comply with all applicable Legal Requirements and will satisfy Tenant’s requirements. Landlord’s approval of any

Tenant’s Work Plans shall not constitute a certification, representation or warranty by Landlord that such Tenant’s Work Plans are adequate, complete or in compliance with applicable Legal Requirements.
(b)
Tenant shall perform all Tenant’s Work (i) diligently and continuously, in a good and workmanlike manner, substantially in accordance with the applicable Tenant’s Work Plans, (ii) in compliance with all applicable Legal Requirements, and (iii) in such a manner so as not to unreasonably disturb or otherwise unreasonably interfere with any other tenant’s or occupant’s use and enjoyment of, or access to, the Building or the space that such tenant or occupant leases or occupies in the Building (including, without limitation, the Current ROFO Tenant’s use and enjoyment of, or access to, the ROFO Space). Any contractor performing Tenant’s Work, construction manager overseeing Tenant’s Work and architect preparing Tenant’s Work Plans shall be subject to the prior written approval of Landlord, which approval shall be given or denied within 5 Business Days after Tenant proposes a contractor, construction manager and/or architect in writing and shall not be unreasonably withheld or conditioned. Landlord may conduct such inspections of Tenant’s Work as Landlord, in its sole discretion, determines. All such inspections and reviews are for the sole benefit of Landlord, and Landlord shall have no liability or obligation to Tenant with respect to any Tenant’s Work, other than the obligation to provide the Tenant’s Work Allowance.
(c)
So long as this Lease is in full force and effect and no Event of Default exists hereunder, Landlord shall provide to Tenant the Tenant’s Work Allowance for the payment of the actual costs of designing and performing Tenant’s Work (the “Tenant’s Work Costs”). Landlord shall disburse the Tenant’s Work Allowance for application to the payment of Tenant’s Work Costs actually incurred by Tenant, subject to the following terms and conditions, and Tenant shall be responsible for all Tenant’s Work Costs in excess of the Tenant’s Work Allowance. Disbursement of the Tenant’s Work Allowance to or at the direction of Tenant to pay or reimburse Tenant for Tenant’s Work Costs shall be conditioned on the subject Tenant’s Work having been performed in accordance with the above provisions of this Section 3.1, and shall be subject to Landlord’s receipt of a request for payment in form and with backup reasonably satisfactory to Landlord, including, but not limited to: (I) invoices for the Tenant’s Work and Tenant’s Work Costs; (ii) copies of final lien waivers from all contractors and subcontractors; (iii) a certificate signed by the architect who prepared the Tenant’s Work Plans and an officer of Tenant certifying that the Tenant’s Work represented by the aforementioned invoices has been completed substantially in accordance with the Tenant’s Work Plans and applicable Legal Requirements; and (iv) such other documentation as Landlord may reasonably require. Landlord shall make disbursements of the Tenant’s Work Allowance to or at the direction of Tenant within 15 days after receipt of Tenant’s written request and reasonably satisfactory backup documentation. Tenant may not request any disbursement of the Tenant’s Work Allowance for Tenant’s Work Costs more than 90 days after the Rent Commencement Date and any amounts not requisitioned by Tenant by such date shall be deemed forfeited by Tenant and Landlord shall have no further obligation with respect thereto. Landlord may inspect the Tenant’s Work as a condition to making any requested disbursement of the Tenant’s Work Allowance to confirm the status of the Tenant’s Work and that the Tenant’s Work has been performed in accordance with the above provisions of this Section 3.1.
(d)
Landlord shall deliver possession of the Premises to Tenant on the Delivery Date for the purpose of planning and performing Tenant’s Work and otherwise preparing the Premises for occupancy by Tenant. Tenant’s occupancy of the Premises prior to the Rent Commencement Date shall be at Tenant’s own risk. From and following the delivery of possession of the Premises by Landlord to Tenant on the Delivery Date, Tenant shall be subject to the insurance obligations set forth in this Lease and to all other obligations of Tenant under this Lease with respect to the Premises, other than the obligation to pay Base Rent and Additional Rent (but including Tenant’s obligation to pay for Tenant’s Utility Costs related to the Premises during such period), and, prior to entry of the Premises by Tenant, Tenant shall furnish Landlord with a certificate of insurance confirming its procurement of the insurance required by this Lease with respect to the Premises.
(e)
Notwithstanding any provision herein to the contrary, if Landlord, for any reason whatsoever, cannot make the Premises available to Tenant for the purposes of constructing the Tenant’s Work on or before any particulate date, Landlord shall not be in default hereunder, this Lease shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom. Tenant hereby acknowledges and agrees that, with the exception of Landlord’s obligation to deliver the Premises to Tenant on the Delivery Date in compliance with all applicable Legal Requirements, with all base building systems serving the Premises in good working order and condition (including, but not limited to, HVAC, electrical, life safety and plumbing systems) and otherwise in so-called “broom clean condition” free of all tenants, occupants and personal property, (i) the Premises are being leased by Tenant in their condition as of the Delivery Date, “As Is,” without representation or warranty by Landlord, (ii) Landlord will not have any obligation to make any alterations or improvements to the Premises, and (iii) it has inspected the Premises and Common Areas of the Building and has found the same satisfactory.
Section 3.2
Intentionally Omitted.
Section 3.3
Signs. So long as Miraca Life Sciences, Inc. is occupying at least 50% of the Leasable Square Footage of the Premises, Tenant may, at Tenant’s cost, install signage on the exterior of the Building, subject to Landlord’s approval thereof and subject to compliance with the Town of Needham zoning bylaw. Tenant shall be identified by Building standard signage on the directory in the first floor Building lobby and on the entry to the Premises in a manner consistent with building standard signage at Tenant’s expense. Other than the signs permitted above, Tenant shall not erect any signs which are visible from the exterior of the Building unless approved by Landlord in writing. Tenant understands that other tenants of the Building may erect signs bearing the name of such tenant(s) on or visible from the exterior of the Building. Tenant shall maintain its signs in good repair and condition. Upon termination of this Lease, Tenant shall promptly remove all of Tenant’s signage and restore all damage related to the installation, existence and/or removal of such signage. The rights of Tenant to install or erect any sign on the exterior or outside of the Building are personal to Miraca Life Sciences, inc. and shall not inure to the benefit of any subtenant or assignee permitted hereunder other than with the prior written consent of Landlord to the assignment of such rights.
ARTICLE IV

BASE RENT; ADDITIONAL RENT
Section 4.1
Base Rent.
(a)
Tenant shall pay Base Rent for the Initial Term in the amounts set forth in Item S of the Summary of Basic Terms.
(b)
(i) If Tenant exercises its extension option in accordance with Section 2.4(b), the annual Base Rent per square foot for the Extension Term will be the annual Market Rent (defined below) per square foot, determined in accordance with this Section 4.1(b); provided that in no event shall the annual Base Rent per square foot for the Premises for the Extension Term be less than the annual Base Rent per square foot immediately prior to the Extension Term. Within 60 days after Tenant gives to Landlord written notice of Tenant’s exercise of its Extension Right pursuant to Section 2.4(b), Landlord and Tenant shall simultaneously exchange proposals setting forth their opinions as to the annual Base Rent per square foot for the Premises for the Extension Term (“Market Rent”). Landlord and Tenant shall negotiate in good faith for a period of 30 days following the exchange of proposals (such period being called the “Negotiation Period”) to attempt to agree upon the Market Rent and, in the course of such negotiations, each party may from time to time submit modified proposals to the other. If the parties agree upon the Market Rent prior to the determination of the arbitrator pursuant to Section 4.1(b)(iii) below, whether such agreement is reached during or after the Negotiation Period, the Market Rent shall be as so agreed.

(i)
If the parties are unable to agree upon the Market Rent within the Negotiation Period, then each party shall, upon selection of an arbitrator pursuant to Section 4.1(b)(iii) below, simultaneously exchange and submit to the arbitrator for binding arbitration a proposal as to the Market Rent. The Market Rent shall be determined as of the commencement of the Extension Term at the then current arms-length negotiated rentals being charged to new tenants (or renewal tenants for renewals and extensions which do not have pre-negotiated contract rents) for comparable space in comparable buildings located in the Town of Needham, taking into account and giving effect to, in determining comparability, without limitation, such considerations as lease term and the age, size, location, condition, and amenities of the Building. The Market Rent may include escalations at various points during the Extension Term. For purposes of such determination, the Premises shall be considered to be vacant and to be rented as a whole for its highest and best use with the degree of finishes and level of leasehold improvements then generally afforded as “building standard” by landlords in the Town of Needham. The arbitrator shall also consider and incorporate into the computation the existing improvements to the Premises. Neither party shall be deemed under any compulsion to rent or lease space. The arbitrator shall not have the right to modify any other provision of the Lease except Base Rent. Within 30 days after both parties have submitted such proposals to the arbitrator, the arbitrator shall select one of the proposals as more closely approximating the Market Rent appropriate for the Extension Term, and, unless the parties have then agreed upon the Market Rent, the proposed Market Rent set forth in such proposal selected by the arbitrator shall be deemed to be the Market Rent.
(ii)
If the parties are unable to agree upon the Market Rent within the Negotiation Period, then the parties shall, within 15 days after the end of the Negotiation Period (such 15 day period being herein called the “Selection Period”), attempt to agree upon an arbitrator to whom to submit the determination of Market Rent for binding arbitration pursuant to Section 4.1(b)(ii). If the parties are unable to agree upon an arbitrator within the Selection Period, then, at the end of the Selection Period, each party shall select an arbitrator and, within 15 days after the end of the Selection Period, the arbitrators shall agree upon an arbitrator to whom the determination of Market Rent shall be submitted for binding arbitration pursuant to Section 4.1(b)(ii). If such arbitrators are unable to agree promptly upon an arbitrator, an arbitrator shall be selected by the American Arbitration Association. Any arbitrator selected by either party, by the arbitrators selected by the parties or by the American Arbitration Association shall be independent of both parties and shall have such experience, either as a licensed real estate broker or sales person or as an appraiser, as would qualify such arbitrator as an expert with respect to leasing terms in the Town of Needham. Such arbitrator shall make the determination required pursuant to Section 4.1(b)(ii) within 30 days after selection. The parties shall share equally the fees and expenses of the arbitrator to whom the determination of Market Rent is submitted. Landlord and Tenant shall each pay the fee of the arbitrator selected by it.
(c)
Base Rent shall be payable in equal monthly installments of one-twelfth of the annual Base Rent then in effect and shall be paid without offset for any reason, in advance, on the first day of each calendar month during the Lease Term. If the Base Rent Commencement Date is not on the first day of a calendar month, Tenant shall pay, on or before the Base Rent Commencement Date, a proportionate part of the Base Rent for the month in which the Base Rent Commencement Date occurs based upon the annual Base Rent then in effect, divided by 360 and then multiplied by the number of days from and including the Base Rent Commencement Date through and including the last day of such month. Base Rent and Additional Rent shall be paid by an “electronic funds transfer” system arranged by and among Tenant, Tenant’s bank and Landlord by Tenant submitting to Landlord a completed electronic transfer form as set forth in Exhibit H. The parties acknowledge and agree that the obligations owing by Tenant under this Section are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.

Section 4.2
Certain Additional Rent. Tenant shall pay, without offset for any reason, all payments of Additional Rent payable by Tenant to Landlord hereunder. If Tenant fails to pay any Additional Rent, Landlord shall have all the rights and remedies for failure to pay Base Rent. The parties acknowledge and agree that the obligations owing by Tenant under this Section 4.2 are rent reserved under this Lease, for all purposes hereunder, and are rent reserved within the meaning of Section 502(b)(6) of the Bankruptcy Code or any successor provision thereto.
Section 4.3
Taxes.
(a)
Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of Taxes. Tenant’s Share of Taxes shall be estimated in good faith by Landlord at the end of each Tax Fiscal Year (based on the most recent tax data available to Landlord), and shall be payable to Landlord in equal estimated monthly installments on the first day of each calendar month during the Lease Term, subject to readjustment when the actual amount of Taxes is determined. After readjustment, any shortage shall be due and payable by Tenant within 15 days of demand by Landlord and any excess shall, unless an Event of Default has occurred, be credited against future Additional Rent obligations, or refunded if the Lease Term has ended and Tenant has no further obligations to Landlord. If the taxing authority provides an estimated tax bill, then monthly installments of Tenant’s Share of Taxes shall be based thereon until the final tax bill is ascertained.
(b)
If, after Tenant shall have made any payment under this Section, Landlord shall receive a refund (the “Refund”) of any portion of the Taxes paid on account of any Tax Fiscal Year in which such payments shall have been made as a result of an abatement of such Taxes, by final determination of legal proceedings, settlement or otherwise, Landlord shall, within 30 days after receiving the Refund, pay to Tenant (unless an Event of Default has occurred) an amount equal to the lesser of (i) Tenant’s Share of Taxes for such Tax Fiscal Year or (ii) Tenant’s Share of the Refund, which payment to Tenant shall be appropriately adjusted if Tenant’s Share of Taxes covered a shorter period than covered by the Refund. Landlord shall have sole control of all such proceedings.
(c)
If the Commencement Date of this Lease is not on July 1, or the expiration or termination of this Lease is not on June 30, Tenant’s obligation in respect of Taxes shall be prorated. If the final tax bill for the Tax Fiscal Year in which such expiration or termination of this Lease occurs shall not have been received by Landlord, then within 30 days after the receipt of the tax bill for such Tax Fiscal Year, Landlord and Tenant shall make appropriate adjustments of estimated payments.
(d)
Without limiting the generality of the foregoing, Tenant shall pay all rent and personal property taxes attributable to its signs or any other personal property including but not limited to its trade fixtures, the existing or any future floor coverings, wall treatments and light fixtures in the Premises.
Section 4.4
Insurance Costs. Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant’s Share of Insurance Costs. Tenant’s Share of Insurance Costs shall be estimated in good faith by Landlord at the end of each calendar year based on the most recent cost data available to Landlord, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term, subject to readjustment from time to time as determined by Landlord and also when actual Insurance Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 15 days of demand by Landlord and any excess shall, unless an Event of Default has occurred, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Insurance Costs for the prior calendar year; provided that such request is received by Landlord within six months after the end of the calendar year to which such Insurance Costs relate.
Section 4.5
Operating Costs. Tenant shall pay to Landlord, as Additional Rent, amounts equal to Tenant’s Share of Operating Costs. For purposes of determining Tenant’s Share of Operating Costs, for any calendar year during which the Building is less than 95% occupied, the Operating Costs shall be equitably adjusted, on an item-by-item basis, for such calendar year to reflect the amount which, in

Landlord’s reasonable judgment exercised on a consistent basis from year to year, the Operating Costs would have been if the Building had been 95% occupied during the entire calendar year. Tenant’s Share of Operating Costs shall be estimated in good faith by Landlord at the end of each calendar year based on the most recent cost data available to Landlord, and shall be payable in equal estimated monthly installments on the first day of each calendar month during the Lease Term, subject to readjustment from time to time as determined by Landlord and also when actual Operating Costs are determined. After a readjustment, any shortage shall be due and payable by Tenant within 15 days of demand by Landlord and any excess shall, unless an Event of Default has occurred, be credited against future Additional Rent obligations, or refunded promptly if the Lease Term has ended and Tenant has no further obligations to Landlord. Landlord shall provide Tenant upon request with reasonable supporting documentation for the Operating Costs for the prior calendar year; provided that such request is received by Landlord within six months after the end of the calendar year to which such Operating Costs relate.
Section 4.6
Tenant’s Utility Costs. As part of Tenant’s Work, the Premises shall be separately metered and/or sub-metered for electrical use, water and sewer services and gas and to the extent that any of such services are separately metered Tenant shall promptly pay all charges therefor to the appropriate public utility; provided, that, until such time as any of such services are so separately metered, Tenant shall promptly pay all of Tenant’s Utility Costs as set forth herein. For any electricity, water, sewer and gas services to the Premises that are sub-metered to the Premises and billed by the utility provider to Landlord, Tenant shall pay Tenant’s Utility Costs to Landlord as Additional Rent within 15 days after invoice by Landlord. For any electricity, water, sewer and gas services to the Premises that are not separately metered or sub-metered to the Premises, Landlord may reasonably allocate and invoice Tenant’s Utility Costs to Tenant and Tenant shall pay such Tenant’s Utility Costs to Landlord as Additional Rent within 15 days after invoice by Landlord.
Section 4.7
Tenant’s Audit Rights. Not more than once a year and within 90 days following the end of each calendar year and upon Tenant’s request, Landlord shall furnish Tenant reasonable documentation for the Additional Rent described in Sections 4.3 through 4.6 for the prior calendar year. Upon written request within 90 days following Landlord’s supplying Tenant with such reasonable documentation, Tenant, at its sole cost and expense, may review Tenant’s applicable records concerning such Additional Rent expenses for the applicable period during reasonable times acceptable to Landlord; however, in no event shall such review be done by any party who is compensated by Tenant on a contingency fee basis. If such examination reveals the Additional Rent reviewed appears to have been overstated by Landlord, Landlord will have an opportunity to review the determination of the same and, if Landlord concurs in the assessment that there has been an error in Landlord’s statement resulting in Tenant’s overpayment, Landlord shall, at Landlord’s option, either give Tenant a credit against the next payment of Additional Rent or pay Tenant the amount overpaid (and, if the Term has ended, Landlord shall pay Tenant the amount overpaid). In the event that the amount of the overpayment due Tenant exceeds by five percent (5%) of the total of the Additional Rent actually due, then Landlord shall reimburse Tenant the reasonable cost of conducting its examination of Landlord’s records. In the event that Landlord disputes in writing Tenant’s determination of any overpayment and there is not a resolution of such dispute between Landlord and Tenant within 10 days thereafter, Landlord and Tenant agree to use an independent third party accountant to resolve the dispute selected by the parties within 20 days following Landlord’s written statement of disagreement with Tenant’s determination, and, failing an agreement on the selection of such third party accountant, each party shall select an accountant of its choice with a third accountant selected by the other two and with the dispute resolved by a majority decision reached within 10 days following selection of the accountants, by which decision the parties agree to be bound. In the event that Tenant does not request additional backup information concerning such Additional Rent described in this Section within 90 days after the end of a calendar year or upon requesting such documentation does not request to review Landlord’s records within 90 days after the receipt of Landlord’s reasonable documentation provided to Tenant, the Tenant shall be deemed to be fully satisfied with the accuracy of such Additional Rent and shall waive any rights to protest the same.

Section 4.8
Net Lease. Landlord and Tenant intend that the rent payable under this Lease shall be net Base Rent and Additional Rent to Landlord. Except as otherwise expressly provided herein, Tenant shall pay all costs of every kind relating to the operation, maintenance, repair or replacement of the Premises, without any deduction or offset except as otherwise expressly set forth herein.
ARTICLE V

USE OF PREMISES
Section 5.1
Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use.
Section 5.2
Restrictions on Use. Tenant shall use the Premises in a careful, safe and proper manner, shall not commit or suffer any waste on or about the Landlord’s Property, and shall not make any use of the Landlord’s Property which is prohibited by or contrary to any Legal Requirements, or which would cause a public or private nuisance. Tenant, at its own expense, shall obtain any and all permits, approvals and licenses necessary for Tenant’s use of the Premises. Tenant shall not overload the floors or other structural parts of the Building; and shall not commit or suffer any act or thing on the Landlord’s Property which is illegal, offensive, dangerous, or which unreasonably disturbs other tenants. Tenant shall not do or permit to be done any act or thing on the Landlord’s Property which will invalidate or be in conflict with any insurance policies, or which will increase the rate of any insurance, covering the Building. If, because of Tenant’s failure to comply with the provisions of this Section or due to any use of the Premises or activity of Tenant in or about the Landlord’s Property, the Insurance Costs are increased, Tenant shall pay Landlord the amount of such increase caused by the failure of Tenant to comply with the provisions of this Section. Tenant shall cause any fire lanes located within the Landlord’s Property to be kept free of all parking associated with its business or occupancy. Tenant shall conduct its business at all times so as not to annoy or be offensive to other tenants and occupants in the Building. Tenant shall not permit the emission of any objectionable noise or odor from the Premises and shall at its own cost install such extra sound-proofing or noise control systems and odor control systems, as may be needed to eliminate noise, vibrations and odors, if any, emanating from the Premises being heard, felt or smelled outside the Premises. Tenant shall not place any file cabinets bookcases, partitions, shelves or other furnishings or equipment in a location which blocks any windows. Tenant shall have the right to install and use the Back-Up Generator pursuant and subject to the terms and provisions of Exhibit G.
Section 5.3
Hazardous Materials. Tenant (a) will not conduct any activity on the Premises that will use or produce any Hazardous Materials, except for such activities that are both (i) part of the ordinary course of Tenant’s business activities and (ii) conducted in accordance with all Environmental Laws; (b) will not use the Premises in any manner for the storage of any Hazardous Materials except for storage of such materials that are both (i) used in the ordinary course of Tenant’s business and (ii) properly stored in a manner and location satisfying all Environmental Laws; (c) will not install any underground tanks of any type; and (d) will not permit any Hazardous Materials to be brought onto the Premises, except in the ordinary course of Tenant’s business and in compliance with all Environmental Laws. If any Hazardous Materials are brought or found on the Premises in violation of the above provisions of this Section, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Lease Term the Premises are found to be so contaminated or subject to such conditions as a result of Tenant’s failure to comply with the foregoing provisions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by a Tenant Party. Tenant will maintain on the Premises a list of all materials stored at the Premises for which a material safety data sheet (an “MSDS”) was issued by the producers or manufacturers thereof, together with copies of the MSDS’s for such materials, and shall deliver such list and MSDS copies to Landlord upon Landlord’s request therefor. Except for Hazardous Materials that existed in or on the Premises as of the Commencement Date, Tenant shall remove all Hazardous Materials from the Premises in a manner acceptable to Landlord before the earlier of the date Tenant vacates the Premises and the date Tenant’s right to possess the Premises ends. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Materials in violation of the above provisions of this Section or that Tenant has not complied with the requirements of this Section, in which case Tenant shall reimburse Landlord for the cost thereof within 10 days after Landlord’s request therefor.
Section 5.4
Medical Waste. Tenant hereby agrees to furnish to Landlord within 30 days after receipt of a written request from Landlord, written evidence that Tenant has established a written policy (the “Medical Waste Policy”) concerning the identification, collection, storage, decontamination and disposal of hazardous medical waste at the Premises, which Medical Waste Policy shall comply with all applicable Legal Requirements. Tenant covenants that: (a) Tenant’s employees, agents and contractors shall not dispose of any hazardous medical waste within the Premises or the Property in a manner which is contrary to applicable Legal Requirements; (b) all such hazardous medical waste will be collected, stored, decontaminated and removed from the Premises and the Property by a qualified party in compliance with all applicable Legal Requirements and guidelines (including, without limitation, the Occupational Safety and Health Act) of any local, state or federal entity having jurisdiction over this matter; and (c) Tenant and its employees, agents and contractors shall at all times employ proper procedures, including, without limitation, the use of tags, signs or other appropriate written communication, to prevent accidental injury or illness to other tenants, occupants or Invitees in the Premises or the Property resulting from Tenant’s collection, storage, decontamination and disposal of hazardous medical waste. Tenant hereby covenants and agrees that at all times during the Lease Term, Tenant and its employees, agents and contractors and any third parties at any time occupying or present on the Premises shall adhere to the terms and conditions of the Medical Waste Policy. Tenant agrees to indemnify, defend and hold Landlord, its principals, agents and employees and any mortgagee(s) harmless against and from any and all liabilities, obligations, damages, penalties, claims, costs, charges or expenses, including, without limitation, attorneys’ fees, clean-up costs, fines or penalties arising out of or resulting from Tenant’s violation of this Section 5.4. For purposes of this Article V, hazardous medical waste shall include, but not be limited to, the following: (i) any potentially infectious materials; (ii) blood and other body fluids in any form (including, without limitation, lab specimens); and (iii) any material contaminated by potentially infectious materials or by blood or other body fluids, including, without limitation, needles, syringes, gloves, linen, uniforms or laundry and cleaning equipment or materials used to clean any of the foregoing.
ARTICLE VI

LANDLORD’S SERVICES
Section 6.1
Landlord’s Services. Landlord shall furnish to the Building the services set forth below in this Section 6.1, subject to the conditions stated in this Lease. The cost of certain of these services are to be (i) paid by Tenant, as provided in this Lease, or (ii) included in Operating Costs, Insurance Costs or Taxes, as applicable.
(a)
Building. Landlord shall maintain and keep in good condition and repair the exterior and structure of the Building and mechanical elements of the Building, including the roof and roof structure, and the utility lines and systems outside the Building (except to the extent those utility lines or systems are the property or responsibility of the applicable utility company).
(b)
Systems. Subject to Tenant’s obligations under Section 7.4, Landlord shall operate, maintain and repair the heating, ventilating and air conditioning system, the plumbing system and the electrical system of the Building (but specifically excluding any supplemental HVAC systems, including, without limitation, the Supplemental HVAC Unit (as defined in Section 7.5(b) below)). Landlord shall provide heating and air conditioning services to the Premises to heat and cool the Premises at temperatures in accordance with ASHRAE standards during Business Hours. If Tenant desires heating or air conditioning services at the Premises at any time other than Business Hours, Landlord shall use reasonable efforts to arrange for such “after hours” heating or air conditioning service, and Tenant shall pay for such service as Additional Rent at a flat rate of $50.00 per hour, subject to adjustment by Landlord from time to time on the basis of changes in Landlord’s costs of providing the service.

(c)
Water and Sewer. Cold and hot water at standard Building temperatures will be available for ordinary drinking, cleaning, sanitary and lavatory purposes. Until such time as the Premises is separately metered and Tenant is billed directly by the utility provider for water and sewer consumption, if Tenant requires or uses water for any purpose in addition to such ordinary purposes, Landlord may install a water meter at Tenant’s expense and thereby measure Tenant’s water consumption. Until such time as the Premises is separately metered and Tenant is billed directly by the utility provider for water and sewer consumption, Tenant shall pay Landlord, as Additional Rent, on demand the cost of all water consumption so metered, including without limitation any and all sewer rents, taxes or levies assessed by any governmental authority or utility in connection with metered consumption. Such meter and installation equipment shall be maintained in good working order and repair at Tenant’s expense. Any water or sewer services charged directly to other tenants of the Building shall not be included in Operating Costs.
(d)
Common Areas. Landlord shall provide heating and air conditioning for the Common Areas inside the Building during Business Hours. Landlord shall clean, provide lighting, repair, maintain and provide janitorial services for the Common Areas including, to the extent reasonable, the Parking Areas, in order to maintain the Common Areas. Notwithstanding the above, any damage to the Common Areas or Common Facilities caused by any of Tenant’s Invitees shall be the sole responsibility of Tenant, subject to the provisions of Section 13.5 herein.
(e)
Dumpster. Landlord shall provide a dumpster and/or trash compactor in the vicinity of the common loading dock serving the Building for Tenant’s use for the disposal of routine trash and rubbish from the Premises (but specifically excluding any Hazardous Materials, medical waste and biomedical materials and waste), the cost of which shall be included in Operating Costs.
(f)
Intentionally Deleted.
(g)
Taxes. Landlord shall pay all Taxes levied upon or with respect to Landlord’s Property.
(h)
Insurance. Landlord shall procure and maintain in full force and effect fire, casualty and extended coverage insurance with respect to Landlord’s Property, with vandalism and malicious mischief endorsements, liability insurance with respect to the Common Areas, rent loss insurance and such other insurance upon or with respect to Landlord’s Property as Landlord determines to be necessary, appropriate and/or desirable or is required by Landlord’s lender, all with such limits of coverage as Landlord or Landlord’s fender may deem necessary, appropriate and/or desirable.
Section 6.2
Extraordinary Use. Tenant acknowledges that the services to be supplied by Landlord will be sufficient only for general office purposes. Any additional capacity or structural support, as determined by Landlord, needed for computers, data processing, medical devices and equipment, or heat-generating machines or other equipment, or uses beyond ordinary office uses, shall be subject to Landlord’s prior written approval, which approval shall be in Landlord’s sole discretion, and all such equipment shall be installed and maintained at Tenant’s sole expense.
Section 6.3
Interruption; Delay. Landlord shall have no responsibility or liability for failure or interruption of any such repairs or services referred to in this Article VI, or for any interruption in utility services, caused by breakage, accident, strikes, repairs, inability after exercise of reasonable diligence to obtain supplies or otherwise furnish services, or for any cause or causes beyond the reasonable control of Landlord (but Landlord, in respect of those matters for which Landlord is responsible, will use reasonable efforts to restore such services or make such repairs as soon as possible), nor in any event for any indirect or consequential damages; and failure or omission on the part of Landlord to furnish such service or make such repair shall not be construed as an eviction of Tenant, nor render Landlord liable in damages, nor entitle Tenant to an abatement of Base Rent or Additional Rent, nor release Tenant from the obligation to fulfill any of its covenants under this Lease, except as provided in Articles X and XI with respect to eminent domain and damage by fire or other casualty. If any of such services are interrupted by a cause or causes within the reasonable control of Landlord so as to render the Premises, or a significant portion thereof, untenantable and such interruption of services continues for 4 consecutive Business Days after Tenant gives Landlord written notice thereof, Tenant shall be entitled to an abatement of Base Rent in proportion to the portion of the Premises rendered untenantable for each day after such fourth Business Day that such untenantable condition continues by reason of such interruption in services.
Section 6.4
Additional Services. Should Tenant request any additional services, or services beyond the noted hours for such services, Tenant agrees to pay to Landlord as Additional Rent therefor Landlord’s actual costs for providing such service, plus an additional 15% of such costs as an administrative fee, within 15 days of Landlord’s billing Tenant therefor.
ARTICLE VII

CERTAIN OBLIGATIONS OF TENANT
Section 7.1
Rent. Tenant will promptly pay the Base Rent and Additional Rent, including without limitation any and all fees, charges, expenses, fines, assessments or other sums payable by Tenant to Landlord (or to the applicable provider of utilities) at the time and in the manner provided for in this Lease, all of which shall be deemed to be obligations to pay Base Rent or Additional Rent.
Section 7.2
Utilities. In addition to electricity, water, sewer and gas services which are the subject of Section 4.6, Landlord reserves the right to cause any or all of Tenant’s other utilities to be separately metered or submetered. In the event that Tenant is billed directly by a utility provider, then Tenant shall pay such bills directly to such utility provider prior to their due dates. In the event Tenant’s utility usage is separately metered or sub-metered by Landlord, Tenant shall pay the billed charges therefor to Landlord as Additional Rent within 15 days of Landlord’s billing therefor. In the event Tenant’s utility usage is not separately metered, then, except for Tenant’s Utility Costs, Tenant shall pay for such usage as a part of the Operating Costs. Tenant’s use of electric current shall never exceed the capacity of existing feeders, risers and wiring installations in the Building. Without limiting the foregoing, Tenant shall not connect to the electrical distribution system anything other than normal office equipment. Tenant shall not make or perform any alterations to wiring, installations, lighting fixtures or other electrical facilities in any manner without the prior written consent of Landlord, which consent shall be in Landlord’s sole discretion. Any risers or wiring to meet Tenant’s excess electrical requirements, if requested by Tenant and approved by Landlord, will be installed by Landlord at Tenant’s expense.
Section 7.3
No Waste. Tenant shall not overload, damage or deface the Premises nor shall it suffer or permit the same to be done, nor shall it commit any waste.
Section 7.4
Maintenance; Repairs; and Yield-Up.
(a)
During the Lease Term and any holdover, Tenant will keep the Premises neat and clean and maintain the same and all improvements thereon in good repair, condition and appearance. Tenant shall, at Tenant’s sole cost and expense and in compliance with Landlord’s cleaning specifications for the Building, arrange for routine janitorial services for, and rubbish and trash removal from, the Premises (including, without limitation, any restroom facilities therein (if any)). Tenant’s obligation to so maintain and repair the Premises shall apply to all of the Premises, including, without limitation, all doors, glass, fixtures, interior walls, floors, ceilings, and any other systems exclusively serving the Premises (including, without limitation, any Supplemental HVAC Unit), including, without limitation, janitorial services and waste removal services. There is excepted from Tenant’s obligations under this Section only (i) damage to such portions of the Premises not the responsibility of Tenant under this Lease and originally constructed by Landlord, (ii) repairs and work which are otherwise the specific responsibility of Landlord hereunder and (iii) reasonable wear and tear. Tenant shall maintain in effect throughout the Lease Term, maintenance contracts for any supplemental air conditioning units (including, without limitation, any Supplemental HVAC Unit) or other specialty equipment exclusively serving the Premises and, from time to time upon Landlord’s request, provide Landlord with a copy of such maintenance contract and reasonable evidence of its service record. Without limiting the foregoing, Tenant and not Landlord shall be solely responsible for the maintenance and repair of the Premises and all the pipes, wires, conduits, utilities and other installations that serve only the Premises. At the end of the Lease Term or sooner termination of this Lease, and subject to Section 7.4(b) below, Tenant shall (x) peaceably surrender and deliver up the Premises to Landlord, broom clean, with all utilities safely capped, and in good repair and condition, and, if Landlord so elects in writing at the time such installations, alterations, additions or improvements are approved by Landlord, removing all installations, alterations, additions or improvements in or to the Premises (including, without limitation, any installations, alterations, additions or improvements in or to the Premises as part of the Tenant’s Work), and (y) remove all (1) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant or any party acting under or through Tenant, (2) signs and lettering, and (3) personal property, goods and effects belonging to Tenant or anyone claiming through or under Tenant, and, in all cases, Tenant shall repair any damage to the Premises or the Building caused by any such removal so the Premises is surrendered to Landlord in the same condition the same was delivered to Tenant in (reasonable wear and tear and casualty and condemnation excepted and subject to the foregoing terms and provisions), all at Tenant’s sole cost and expense. Tenant shall cause all maintenance and repair work to conform to applicable Legal Requirements. Tenant shall keep the Premises clear of all filth, trash and refuse and shall be responsible for the removal of all waste from the Premises, including, without limitation, medical waste generated by Tenant, in accordance with applicable Legal Requirements, and in the case of the removal of such medical waste, Tenant shall contract for the removal of such waste with a reputable, bonded and certified vendor and shall notify Landlord in advance of the name of such vendor. Any waste removal services charged directly to other tenants of the Building shall not be included in Operating Costs. If Tenant fails to perform Tenant’s obligations under the above provisions of this Section, then Landlord will have the right (but not the obligation), without waiving any default by Tenant, to cause such obligations to be performed upon not less than 3 days prior written notice to Tenant (or a shorter period of prior written notice, or a contemporaneous written notice, if appropriate in Landlord’s judgment in light of the nature of Tenant’s obligations to be performed), and if Landlord causes any of such obligations to be performed, the costs and expenses reasonably incurred by Landlord in connection therewith, plus the markup provided for in Section 6.4, shall be due and payable by Tenant to Landlord as Additional Rent upon demand.
(b)
Without limiting the terms and provisions of Section 7.4(a) above, at the end of the Lease Term or sooner termination of this Lease, Tenant shall clean and otherwise decommission the Premises, including all piping, supply lines, waste lines and plumbing exclusively servicing the Premises and all exhaust or other ductwork exclusively servicing the Premises, which has carried or released any biomedical material or waste or any other Hazardous Materials, so as to permit the report referred to hereinbelow to be issued. Within 30 days after completion of such cleaning and decommissioning, Tenant, at Tenant’ expense, shall obtain for Landlord a report addressed to Landlord (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall show that: (i) all biomedical materials and waste and any Hazardous Materials carried or processed by such supply lines, waste lines, and plumbing or released through such exhaust or ductwork, have been removed as necessary so that, should Landlord desire, the Premises, including any such piping, supply lines, waste lines and exhaust or other ductwork, may be disposed of in compliance with applicable Environmental Laws, rules and regulations without taking any special precautions, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal and without incurring responsibility for any such biomedical waste or materials or Hazardous Materials or giving any notice in connection therewith; and/or (ii) the Premises may be safely reoccupied for office use and renovated without taking any special precautions for biomedical waste or materials or Hazardous Materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of biomedical waste or materials or Hazardous Materials and without incurring responsibility for, or being required to give any notice in connection with, biomedical waste or materials or Hazardous Materials.
(c)
Annually, Tenant shall provide Landlord with copies of any filings made with and/or notices given to any of the Massachusetts DEP, MWRA or Needham Fire Department that in any way relate to the Premises and/or Tenant’s operations and/or disposal of wastes. Additionally, Tenant shall provide Landlord with copies of any notices received from any of the Massachusetts DEP, MWRA or Needham Fire Department that in any way relate to the Premises and/or Tenant’s operations and/or disposal of wastes within 10 days following Tenant’s receipt thereof. Tenant shall take such actions as are necessary to maintain the licenses required for its operations and resolve any outstanding violations, if any, from time to time existing, within 30 days following notice of the violation, or such shorter period of time as may be required by applicable Legal Requirements.
Section 7.5
Alterations by Tenant.
(a)
Tenant will not make any change in, or addition to, the Premises without first obtaining, on each occasion, Landlord’s consent in writing as provided below (which consent shall not be unreasonably withheld), and then only at Tenant’s expense, and in a lawful manner and upon such terms and conditions as Landlord, by such writing, shall reasonably approve, which shall include, without limitation, (i) maintenance of insurance in form and substance reasonably satisfactory to Landlord, and (ii) compliance with Sections 7.9 and 7.11. Any alteration or addition shall be consistent in appearance with the rest of the Building and the Landlord’s Property and shall be made only after duly obtaining (and providing to Landlord copies of) all required permits and licenses from all governmental authorities. Tenant will deliver to Landlord in writing a schedule setting forth the details and location of all such proposed alterations or additions and detailed plans and specifications. The contractor(s) performing the work shall be subject to Landlord’s approval, which will not be unreasonably withheld. If required by Landlord’s lender, Tenant shall provide a statutory lien bond with respect to such work. All approved repairs, installations, alterations, additions or other improvements made by Tenant shall be made in a good and workmanlike manner, between such hours as approved in writing by Landlord, and in such a way that utilities will not be interrupted and other tenants and occupants of the Building will not suffer unreasonable inconvenience or interference as determined by Landlord. Tenant’s Invitees shall be given such reasonable access to other portions of the Building and the mechanical systems as may be necessary or appropriate to perform such work. Both during and after the performance of any such work, Landlord shall have free access to any and all mechanical installations in the Premises, including, but not limited to, air conditioning, fans, ventilating systems, machine rooms and electrical closets; and Tenant shall not construct or permit the installation of partitions and/or other obstructions in the Premises which might interfere with Landlord’s free access to the Premises or Building, or impede the free flow of air to and from air vents and other portions of the heating, ventilating and air conditioning systems in the Building. Unless Landlord elects otherwise or has agreed otherwise in writing prior to installation, all installations, alterations, additions or improvements in or to the Premises (including, without limitation, any installations, alterations, additions or improvements in or to the Premises as part of the Tenant’s Work) shall be the property of Landlord and shall remain upon, and be surrendered with, the Premises at the end of the Lease Term or sooner termination of this Lease.
(b)
Tenant shall have the right to install, at Tenant’s sole cost and expense and pursuant to the terms and provisions of this Section 7.5 (including, without limitation, Section 7.5(a) above), a supplemental heating, ventilation and cooling unit to exclusively serve the Premises either within the Premises or on the roof of the Building for Tenant’s exclusive use on a 24 hour basis (a “Supplemental HVAC Unit”), subject to Landlord’s approval of such Supplemental HVAC Unit and the installation thereof, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Landlord agrees that Tenant shall be permitted to install a Supplemental HVAC Unit on the roof of the Building, then: (i) Tenant shall not use more than 300 square feet of the Building’s usable roof area in connection with its installation and use of such Supplemental HVAC Unit; provided that (x) the location of such 300 square feet of usable roof area shall be in an area of the roof reasonably designated by Landlord, and (y) if such location is in an area of the roof that is visible from any public way, then such Supplemental HVAC Unit shall be adequately screened at Tenant’s sole cost and expense in a manner and utilizing materials that are reasonably approved by Landlord; (ii) Tenant’s installation and use of such Supplemental HVAC Unit shall not at any time (x) affect the waterproofing of the roof, or (y) cause any interference with (1) the Building’s operating or mechanical systems, (2) the operations of any tenant in the Building, (3) any preinstalled telecommunications equipment in or on the Building, or (4) any future equipment on the roof (including, without limitation, any telecommunications, HVAC or emergency generator equipment); and (iii) Tenant shall cooperate with any rooftop management policy and any telecommunications management policy which Landlord may implement for the Building. Tenant shall be responsible, at Tenant’s sole cost and expense, to obtain any and all necessary and required permits and approvals from any and all applicable governmental authorities in connection with the installation and use of any Supplemental HVAC Unit and shall (I) at all times comply with any and all such permits and approvals, (II) comply with the provisions of this Lease, including without limitation, Article VI and this Article VII in connection with its installation of the Supplemental HVAC Unit, and (III) restore the roof to its prior condition upon Tenant’s removal of the Supplemental HVAC Unit at the expiration or earlier termination of this Lease in accordance with the terms and provisions of this Lease, including without limitation, Section 7.4 and this Section 7.5. Tenant shall not be charged any Additional Rent as a result of the installation of any such Supplemental HVAC Unit, unless Landlord’s insurance increases as a result of such installation or Tenant damages any portion of the Building or the roof in connection with such installation.
Section 7.6
Trade Fixtures and Equipment. Any trade fixtures installed in, or attached to, the Premises by, and at the expense of, Tenant shall remain the property of Tenant, if the same may be removed without damage to, or destruction of, the Premises. Tenant shall have the right, at any time and from time to time during the Lease Term, to remove any and all of its trade fixtures, which it may have installed in, or attached to, the Premises, during the Lease Term. In addition, at the end of the Lease Term or sooner termination of this Lease, Tenant shall remove all of Tenant’s trade fixtures unless Landlord gives Tenant a written waiver for same. At any time that Tenant removes any of its trade fixtures, Tenant shall promptly repair any damage to the Landlord’s Property caused by such removal.
Section 7.7
Compliance with Laws. Tenant, in its use of the Premises and at its sole expense, shall comply with all Legal Requirements, including, without limitation, all Legal Requirements related to the use, storage, discharge, release, removal or existence of Hazardous Materials. Tenant shall keep the Premises in a sanitary and safe condition in accordance with all applicable Federal and State laws and the by-laws, rules, regulations and ordinances of the Town of Needham, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshall, Building Inspector and other proper officers of the governmental agencies having jurisdiction thereover.
Section 7.8
Contents at Tenant’s Risk. All inventory, equipment, goods, merchandise, furniture, fixtures and property of every kind which may be on or about the Premises shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the use or abuse of water or by the leaking or bursting of water pipes, or by rising water, or by roof or other structural leak, or by loss of electrical service, or in any other way or manner, no part of such loss or damage shall be charged to or borne by Landlord in any case whatsoever, except that to the extent required by applicable Massachusetts law, the foregoing shall not exculpate the Landlord from its own negligent acts or omissions. Tenant shall maintain full and adequate insurance coverage on all of its property at the Premises and in the remainder of the Building, including physical damage, theft and business interruption insurance, or Tenant shall be a self-insurer thereof, in which case Tenant shall so advise Landlord in writing and shall be fully responsible for all such damage, and shall indemnify and save harmless Landlord from any loss, cost, expense, damage or liability resulting from Tenant’s failure to have such insurance as required in this Lease. Such insurance on Tenant’s property shall contain a waiver of subrogation clause in favor of Landlord, or shall name Landlord as an additional insured for the sole purpose of preventing a subrogation claim against Landlord. If Tenant is a self-insurer, in whole or in part, Landlord shall be entitled to the same benefits it would have enjoyed had insurance covering the loss in full with a waiver of subrogation clause been in effect, or as if the Landlord has been named on insurance covering the loss in full as an additional insured for the purpose of preventing a subrogation claim.
Section 7.9
Exoneration: Indemnification and Insurance. Subject to the provisions of Section 13.5 herein, Tenant will exonerate, indemnify, defend, save and hold harmless Landlord (and any and all Persons claiming by, through or under Landlord) from and against all claims, proceedings, defenses thereof, liabilities, costs, and expenses of any kind and nature, including legal fees, arising from: (i) any breach of this Lease by Tenant or any of Tenant’s Invitees or other Person claiming by, through or under Tenant; and/or (ii) any act, omission or negligence of any of Tenant’s Invitees, or arising from any accident, injury or damage occurring in, on or about the Landlord’s Property, which such accident, damage or injury results or is claimed to have resulted from the negligence or misconduct on the part of any of Tenant’s Invitees. This exoneration, indemnification and hold harmless agreement shall survive the termination of this Lease.

Landlord agrees that it will protect and save and keep Tenant forever harmless and indemnified against and from any and all penalties, damages, fines, causes of action, liabilities, judgments, expenses (including, without limitation, attorneys’ fees) or charges incurred in connection with any claim against Tenant arising from any injury to any person occurring at the Premises or Landlord’s Property, to the extent such injury results from the negligence of Landlord or Landlord’s employees; provided, however that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures or personal property of Tenant and Landlord shall in no event be liable for any indirect or consequential damages.

From and after any pre-term occupancy by Tenant, if any allowed by Landlord, and thereafter during the Lease Term and any period of holding over, Tenant shall maintain in full force and effect a policy of commercial general liability insurance under which Landlord (and its designees) and Landlord’s mortgagee(s), loss payee(s), lenders loss payee(s) are named as additional insureds. This policy to be written on ISO Commercial General Liability Coverage Form CG 00 01 (12 07) edition date or equivalent. Any endorsement to the policy should not in any way restrict the premises/operations, personal injury/advertising injury, product liability/completed operations, and contractual liability coverage that is provided in the above form. Each such policy shall be non-cancelable with respect to Landlord without 30 days prior written notice to Landlord, and Tenant shall deliver to Landlord prior to any pre-term occupancy and thereafter at least 30 days prior to the expiration of any then effective coverage a satisfactory written certificate of insurance coverages in the exact form attached hereto as Exhibit I or the renewal or replacement of such coverages. The minimum limits of liability of such insurance shall be $1,000,000 combined single limit for bodily injury and property damage, each occurrence, and $2,000,000 general aggregate limit, together with an overall umbrella liability limit of $2,000,000. Tenant shall not permit any contractor to do any work at or furnish any materials to be incorporated into the Premises without first delivering to Landlord satisfactory evidence of the Contractor’s commercial general liability insurance, worker’s compensation insurance, automobile insurance and, if required by Landlord’s lender, statutory lien bonds, each reasonably acceptable to Landlord and complying with any insurance specifications provided by Landlord. All insurance requirements imposed upon Tenant or its contractors under this Lease shall be subject to the further requirement that the forms of coverage and all companies providing insurance coverage should be licensed in the Commonwealth of Massachusetts, be in sound financial condition, maintain an A.M. Best rating of A- or better, and be reasonably acceptable to Landlord.

Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those Persons claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of Persons occupying or using adjoining premises or any part of the Landlord’s Property, or otherwise, or for any loss or damage resulting to Tenant or those Persons claiming by, through or under Tenant, or its or their property, except that the foregoing shall not exculpate the Landlord from acts of its own negligence.

Section 7.10
Landlord’s Access. Landlord and its representatives shall have the right without charge to it and without reduction in Base Rent or Additional Rent, at reasonable times and upon reasonable prior notice (which may be by electronic mail or telephone), except in the case of an emergency (in which case such prior notice shall not be required), and in such manner as shall not unreasonably interfere with Tenant’s business, to enter the Premises for any reasonable purpose (including, without limitation, showing the Premises to prospective purchasers, tenants and lenders) and to make entry for the purpose of investigating repair or maintenance problems and to make such repairs or changes as Landlord deems advisable, and to maintain, use, repair, replace, relocate or introduce pipes, ducts, wires, meters and any other Landlord’s fixtures serving or to serve the Premises or other parts of the Landlord’s Property (which shall be installed above ceilings, behind walls, along existing columns, or in other areas which do not interfere with Tenant’s business), or to maintain or repair any portion of the Landlord’s Property, and, in case of an emergency, whether resulting from circumstances in the Premises or elsewhere on the Landlord’s Property, Landlord or its representatives may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to cope with such emergency. Such access shall include, but not be limited to, the right to open floors, walls, ceilings, and building systems for the foregoing purposes. During the last 12 months of the Lease Term, Landlord shall have the right to place signs at and about the Premises (including but not limited to in any exterior window of the Premises and on the exterior of and outside the Building), advertising the Premises as being available for lease.

Notwithstanding the foregoing or any other provision contained in this Lease or the Rules and Regulations, Landlord agrees to use all commercially reasonable and diligent precautions when accessing any area of the Premises that is reasonably likely to contain health information that is protected by the HI PAA Privacy Rule, 45 CFR Part 160 and Subparts A and E of Part 164, as amended from time to time, or any other laws enacted to protect individuals’ medical records and other personal health information (collectively, “Privacy Laws”). Landlord must at all reasonable times (including in the event of repossession of the Premises by Landlord), provide Tenant with reasonable access to all patient medical records. Landlord acknowledges that any security interest granted to Landlord in this Lease (or any related agreement) specifically excludes Tenant’s patient medical records. This paragraph shall supersede any other conflicting provision in this Lease, or any other agreement entered into by Landlord and Tenant as part of this transaction.

Section 7.11
No Liens. Tenant shall not permit any mechanics’, laborers’ or materialmen’s liens to stand against the Landlord’s Property or Tenant’s interests in the Premises, this Lease, or the estate created hereby for any labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed in or on the Premises by or at the direction or sufferance of Tenant. Landlord may condition the right of Tenant to do Tenant’s work or to do any other work which could result in a lien upon the Landlord’s Property or Tenant’s interests in the Premises, this Lease, or the estate created hereby on the delivery and recording of statutory lien bonds (if required by Landlord’s lender) or indemnities satisfactory to Landlord.
Section 7.12
Compliance with Rules and Regulations. Landlord has adopted the Rules and Regulations as attached hereto as Exhibit E. Landlord may from time to time promulgate and revise the Rules and Regulations. Tenant covenants that all of Tenant’s invitees will comply with the Rules and Regulations and all such rules and regulations in effect from time to time. Landlord shall enforce such rules and regulations, if at all, in a non-discriminatory manner.
ARTICLE VIII

SUBLETTING AND ASSIGNMENT
Section 8.1
Subletting and Assignment.
(a)
Except as hereinafter set forth, Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by third party users, such as concessionaires, without, on each occasion, obtaining Landlord’s written consent thereto, which consent may be granted, conditionally granted or withheld in Landlord’s reasonable discretion. As used herein, the term “assign” or “assignment” shall be deemed to include, without limitation: (i) any transfer of Tenant’s interest in this Lease by operation of law or the merger or consolidation of Tenant with or into any other firm or corporation; or (ii) the transfer or sale of a controlling interest in Tenant (whether in a single transaction or a series of transactions) and whether by sale of its capital stock or otherwise.
(b)
(i) Notwithstanding anything to the contrary in Section 8.1(a), Landlord will not unreasonably withhold or delay its consent to any sublease of all or any part of the Premises, and Landlord will consent to any sublease of all of the Premises to a Permitted Transferee, so long as, in either event, (A) the sublease will not violate the terms of any agreement, instrument, law, rule, regulation or requirement which is binding upon Landlord and/or the Landlord’s Property; (B) the subtenant’s proposed use is permitted under the terms of this Lease; (C) the subtenant is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (D) Tenant pays to Landlord all of Landlord’s reasonable expenses arising out of such sublease, including, without limitation, reasonable attorneys’ fees; (E) there does not then exist an Event of Default and no Event of Default will be created as a result of the proposed sublease or the proposed use by the subtenant; (F) there are no subtenants in occupancy of the Premises or portions thereof; and (G) the proposed sublease prohibits any assignment of the sublease or any sub-sublease of any portion of the Premises without the prior written consent of Landlord, which Landlord will not unreasonably withhold or delay.

(i)
Notwithstanding anything to the contrary in Section 8.1(a), Landlord will consent to an assignment of this Lease to a Permitted Transferee, so long as: (1) the Permitted Transferee assumes this Lease pursuant to a document satisfactory to Landlord; (2) the assignee is qualified to do business in the Commonwealth of Massachusetts and has all applicable permits and licenses to do business from the Premises; (3) Tenant pays to Landlord all of Landlord’s reasonable expenses arising out of such assignment, including, without limitation, reasonable attorneys’ fees; (4) there does not then exist an Event of Default and no Event of Default will be created as a result of the proposed assignment or the proposed use by the assignee; (5) the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (i) the tangible net worth of Tenant immediately prior to such merger, consolidation or transfer, or (ii) the tangible net worth of Tenant herein named on the date of this Lease; and (6) each of Landlord’s mortgagees has consented to such assignment if such mortgagee’s consent is required pursuant to the terms of the applicable financing documents.
(c)
In the event of any permitted assignment of this Lease or sublease of all or any part of the Premises by Tenant, Tenant shall be jointly and severally liable with the new tenant for the payment of any and all Base Rent and Additional Rent which may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of Tenant to be performed hereunder. Tenant shall also pay to Landlord 50% of any rent received as a result of the assignment or sublease which exceeds the Base Rent and Additional Rent payable hereunder on a per square foot basis, after taking into account the costs of the assignment or sublease amortized on a straight-line basis over the remaining Lease Term. No such assignment or sublease shall be valid or effective unless and until (i) the new tenant and Tenant execute and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, pursuant to which inter alia, such new tenant (A) assumes all of the obligations of Tenant under this Lease, (B) if a sublease, agrees to execute and deliver such estoppel certificates and subordination agreements in the same forms as Landlord may require of Tenant under this Lease, (C) if a sublease, acknowledges that Landlord has no obligations to new tenant under this Lease, the sublease or otherwise and (D) agrees to maintain the same insurance coverages as the insurance coverages which Tenant is required to maintain under this Lease and to provide evidence thereof to Landlord in accordance with the terms of this Lease; and (ii) the new tenant delivers to Landlord evidence of the insurance coverages required to be maintained by such new tenant under the agreement referenced in clause (i) above. No modification of the terms of this Lease or any course of dealing between Landlord and any assignee or sublessee of Tenant’s interest herein shall operate to release or impair Tenant’s obligations hereunder.
(d)
Notwithstanding anything to the contrary contained in this Article VIII or other provisions of this Lease, in the event that Tenant seeks Landlord’s consent to an assignment of this Lease, other than to a Permitted Transferee, or a sublease of 50% or more of the Premises, other than to a Permitted Transferee, Landlord, at its option, may terminate this Lease (or if the request is for a sublease of less than all of the Premises, at Landlord’s option, Landlord may terminate this Lease as to the portion requested to be sublet and Landlord and Tenant shall execute an amendment to this Lease to modify the Premises and to adjust Base Rent and Tenant’s Share based upon the approximate remaining leasable square footage to the Leasable Square Footage of the Building). In such an event, Landlord may enter into a new lease with the proposed assignee or sublessee or any other party on any terms and provisions acceptable to Landlord in Landlord’s sole discretion for the Premises or the portion of the Premises released from this Lease. Notwithstanding the above provisions of this Section 8.1(d) to the contrary, if Landlord exercises its option to terminate this Lease in whole or in part under this Section 8.1(d), Tenant may, by written notice given to Landlord within 3 Business Days after Landlord exercises such option, withdraw Tenant’s request for Landlord’s consent to the subject assignment or sublease, in which event this Lease shall not terminate.

(e)
Any sublease of all or any portion of the Premises and any assignment of this Lease shall be made, if at all, only through The Bulfinch Companies, Inc., as broker. Tenant shall pay a market rate commission to The Bulfinch Companies, Inc. for any such sublease or assignment. Tenant shall not offer or solicit offers for all or any portion of the Premises for sublease or for assignment of this Lease other than through The Bulfinch Companies, Inc.
ARTICLE IX

RIGHTS OF MORTGAGEES AND GROUND LESSORS; ESTOPPEL CERTIFICATES
Section 9.1
Subordination to Mortgages and Ground Leases. This Lease is and shall be and remain subordinate to the lien of any present or future mortgage or mortgages, or ground lease, upon the Landlord’s Property, irrespective of the time of execution or time of recording of any such mortgage or mortgages, or ground lease, and to all renewals, extensions, and modifications therefor or amendments thereto; provided that as a condition to such subordination to any present or future mortgage or ground lease, the mortgagee or ground lessor must agree not to disturb Tenant’s possession of the Premises pursuant to the terms of this Lease so long as no Event of Default exists. Tenant will, upon 10 Business Days’ advance written request from Landlord or any holder of a mortgage on all or a portion of the Landlord’s Property or the ground lessor thereof, execute, acknowledge, and deliver any and all instruments reasonably deemed necessary or desirable by Landlord, or such holder to give effect to, or notice of, such subordination, provided that such subordination includes a non-disturbance agreement for the benefit of Tenant on commercially reasonable terms and conditions specified by the mortgagee or ground lessor. Upon 10 Business Days’ written request from Landlord, any holder of a mortgage or ground lease on the Landlord’s Property or any successor in interest to Landlord, whether by purchase, foreclosure, deed in lieu of foreclosure or otherwise, Tenant shall enter into an attornment agreement, in the form requested by such party, with such party.
Section 9.2
Lease Superior at Mortgagee’s or Ground Lessor’s Election. At the request in writing of any mortgagee, or ground lessor, of the Landlord’s Property, this Lease shall be deemed superior to such mortgage, or ground lease, whether this Lease was executed before or after such mortgage, or ground lease, and Tenant shall execute such documents to effect the foregoing in recordable form as such mortgagee, or ground lessor, shall request.
Section 9.3
Notice to Mortgagee and Ground Lessor. Upon receipt of a written request from Landlord or any holder of a mortgage, on all or any part of the Landlord’s Property, or the ground lessor thereof, Tenant will thereafter send any such holder copies of all notices (including, but not limited to, notices of default or termination) given by Tenant to Landlord in accordance with any provision of this Lease. In the event of any failure by Landlord to perform, fulfill or observe any agreement by Landlord herein or any breach by Landlord of any representation or warranty of Landlord herein, any such holder may at its election cure such failure or breach for and on behalf of Landlord within 15 Business Days after the time provided herein for Landlord to cure the same or such longer period as may be reasonably necessary to cure the default. In the event of any inconsistency between this Section and any similar provision in a Subordination, Non-Disturbance and Attornment Agreement entered into by Tenant and any mortgagee or ground lessor, the provisions of the Subordination, Non-Disturbance and Attornment Agreement shall be controlling.
Section 9.4
Limitations on Obligations of Mortgagees. Ground Lessors and Successors. The holder of a mortgage or ground lease or any successor-in-interest to any of them or to Landlord shall not be: (a) bound by any payment of an installment of Base Rent or Additional Rent which may have been made more than 30 days before the due date of such installment; (b) bound by any amendment or modification to this Lease made without the consent of the holder of a mortgage or ground lease or such successor in interest; (c) liable for any previous act or omission of Landlord (or its predecessors in interest); (d) responsible for any monies owing by Landlord to the credit of Tenant or subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or any of its predecessors in interest); (e) bound by any covenant to undertake or complete any construction of the Premises or any portion thereof; or (f) obligated to make any payment to Tenant other than any security deposit actually delivered to holder of a mortgage or ground lease or such successor in interest. Further,

Tenant will not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to the holder of such mortgage or ground lease (at such holder’s last address furnished to Tenant) and following the giving of such notice such holder shall have the right, but shall not be obligated, to remedy such act or omission within 20 Business Days after the time period provided for in this Lease for Landlord to cure the same or such longer period as may be reasonably necessary to cure the same. In the event of any inconsistency between this Section and any similar provision in a Subordination, Non-Disturbance and Attornment Agreement entered into by Tenant and any mortgagee or ground lessor, the provisions of the Subordination, Non-Disturbance and Attornment Agreement shall be controlling.
Section 9.5
Estoppel Certificate By Tenant and Information Concerning Tenant. Tenant shall, at any time and from time to time, within 10 days after written request by Landlord or any holder of a mortgage on all or a portion of the Landlord’s Property or the ground lessor thereof, (a) execute, acknowledge and deliver to Landlord and any mortgagee or ground lessor a statement in writing certifying that (except as may be otherwise specified by Tenant): (i) this Lease is presently in full force and effect and unmodified; (ii) Tenant has accepted possession of the Premises; (iii) any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant; (iv) no rent under this Lease has been paid more than 30 days in advance of its due date; (v) the addresses for notices to be sent to Tenant is as set forth in this Lease or as specified in such certificate; (vi) Tenant as of the date of executing the certificate has no charge, lien or claim of offset under this Lease, or otherwise, against rents or other charges due or to become due hereunder; (vii) Tenant is not in default under this Lease; (viii) to the best of Tenant’s knowledge, Landlord is not in default of this Lease; and (ix) such other information as Landlord may reasonably request about this Lease or Tenant’s occupancy; and (b) deliver copies of Tenant’s most recent annual financial statements (audited if available) to Landlord and such holder or ground lessor.
ARTICLE X

CASUALTY
Section 10.1
Damage From Casualty.
(a)
If any portion of the Premises or the Building affecting Tenant’s use of the Premises is damaged by fire or other casualty, Tenant shall give Landlord written notice of such casualty promptly after Tenant becomes aware of such casualty. Within 60 days after Tenant gives Landlord written notice of such casualty, Landlord shall reasonably estimate, and give Tenant written notice of, the period commencing with the date of such notice (the “Restoration Period”) that Landlord anticipates will be reasonably required to perform the restoration work which is the responsibility of Landlord as provided below. If Landlord reasonably estimates that the Restoration Period will be longer than 210 days, then either Landlord or Tenant may terminate this Lease by giving to the other written notice of termination within 10 days after Landlord gives Tenant written notice of such estimate. Such notice of termination shall be effective on the date thereof, and if Tenant is then occupying the Premises, Tenant shall thereafter have a reasonable period of time in which to vacate the Premises. If (i) Landlord reasonably estimates that the Restoration Period will be 210 days or shorter, or (ii) Landlord reasonably estimates that the Restoration Period will be longer than 210 days but neither Landlord nor Tenant exercises its right to terminate this Lease as set forth above, then this Lease shall not terminate; and in such event, Landlord shall, unless Landlord exercises its termination right pursuant to Section 10.3, with reasonable dispatch, repair or rebuild so much of the Premises as were originally constructed by Landlord to substantially their condition immediately prior to the casualty (subject, however, to Legal Requirements then in existence), and Tenant shall concurrently (to the extent practical and consistent with good construction practices) (i) repair and restore so much of the Premises as were constructed by Tenant or are the responsibility of Tenant under this Lease and (ii) repair and restore its fixtures and personal property.

(b)
If, pursuant to Section 10.1(a), Landlord is required to restore the Premises and Landlord fails to substantially complete such restoration within 15 days after the end of the Restoration Period (subject to extension for delays described in Section 10.1(c)), then Tenant shall have the right to terminate this Lease upon 15 days prior written notice to Landlord. If Landlord fails to substantially complete such restoration work within such 15 day period, then this Lease shall terminate as of such 15th day.
(c)
Landlord shall not be responsible for any delay in commencement of restoration which may result from delays in adjustment or collection of insurance proceeds to the extent such delays are beyond Landlord’s reasonable control. Notwithstanding any other provisions of this Section 10.1 to the contrary, Landlord shall not be obligated to commence repair or restoration work prior to receipt of sufficient insurance proceeds, nor shall Landlord be required to expend sums in excess of “net recovered insurance proceeds”. The term “net recovered insurance proceeds” shall mean the amount of any insurance proceeds actually recovered by Landlord, less the cost of obtaining the same (including attorneys’ fees and appraisal fees) and less the amount thereof required to be paid to a mortgagee or ground lessor.
Section 10.2
Abatement of Rent. In the event that the provisions of Section 10.1 shall become applicable, the Base Rent and Additional Rent shall be abated or reduced proportionately during any period in which, by reason of any such damage or destruction, there is substantial interference with the operation of the business of Tenant in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises, and such abatement or reduction shall continue (but may be adjusted from time to time based on the extent of the interference with Tenant’s operations) for the period commencing with such destruction or damage and ending with the substantial completion by Landlord of such work, repair and/or reconstruction as Landlord may do.
Section 10.3
Right to Terminate. Notwithstanding the foregoing, Landlord may terminate this Lease following: (a) damage or destruction to the Premises to the extent of 30% or more of the cost of replacement thereof; or (b) the refusal of the applicable insurance carrier to pay funds sufficient for the cost to repair or replace or the refusal of any applicable mortgagee or ground lessor to release the insurance proceeds for such purposes. Landlord may exercise the right to so terminate this Lease by written notice to Tenant given within 60 days after the date of the damage or 60 days after the date Landlord receives written notice of such damage, whichever is later. Such notice of termination shall be effective on the date thereof.
ARTICLE XI

EMINENT DOMAIN
Section 11.1
Eminent Domain: Right to Terminate and Abatement in Rent. If the Premises or any part thereof or the whole or any substantial part of Landlord’s Property, shall be taken, or if a conveyance shall be made in anticipation thereof, for any street or other public use, by action of the municipal, state, federal or other authorities, or shall receive any substantial direct or consequential damage for which Landlord or Tenant shall be entitled to compensation by reason of anything lawfully done in pursuance of any public authority, after the execution hereof and before the expiration of the Lease Term, then this Lease and the Lease Term shall terminate at the election of Landlord (given by written notice to Tenant within 90 days of the taking or within 90 days of notice of the taking to Landlord), and such election may be made in case of any such taking notwithstanding the entire interest of Landlord may have been divested by such taking; and if Landlord does not so elect, then in case of any such taking or destruction of, or damage to, the Premises, rendering the same or any part thereof unfit for use and occupation, a just proportion of the Base Rent hereinbefore reserved according to the nature and extent of the injury sustained by the Premises as determined by Landlord, shall be suspended or abated until the Premises or, in case of such taking, what may remain thereof, shall have been put in proper condition for use and occupation. To the extent that the Premises, upon having been put in proper condition for use and occupation are smaller, the Base Rent hereinbefore reserved shall be reduced for the balance of the Lease Term in the same proportion which the reduction in space bears to the original Leasable Square Footage of the Premises. In the event of a taking of any portion of the Building, the Tenant’s Share shall be recomputed.

Section 11.2
Restoration. If this Lease is not terminated as provided in Section 11.1, Landlord shall apply so much of the available proceeds of the eminent domain award as are required to restore Landlord’s Property and the Premises to a condition, to the extent practical, substantially the same as that immediately preceding the taking, but subject to zoning laws and building codes then in existence. If the available proceeds of the eminent domain award are insufficient, in Landlord’s judgment, for that purpose, Landlord shall have no obligation to expend funds in excess of said proceeds and Landlord shall have the right to select which portions of Landlord’s Property, if any, shall be restored. The term “available proceeds” shall mean the amount of the award paid to Landlord, less cost of obtaining the same (including attorneys’ fees and appraisal fees) and less the amount thereof required to be paid to a mortgagee or ground lessor. In the event Landlord fails to commence restoration of the Landlord’s Property and/or the Premises within 60 days after the taking, Tenant shall have the right to terminate the Lease upon 60 days’ prior written notice to Landlord.
Section 11.3
Landlord to Control Eminent Domain Action. Landlord reserves all rights to compensation for damage to the Premises or any part thereof, or the leasehold hereby created, heretofore accrued or hereafter to accrue, by reason of any taking for public use of said Premises or any portion thereof, or right appurtenant thereto, or privilege or easement in, through, under or over the same, and by way of confirmation of the foregoing Tenant hereby assigns all rights to such damages heretofore accrued or hereafter accruing during the Lease Term to Landlord. Provided, however, nothing herein contained shall limit Tenant’s right to any separate award for the taking of personal property, moving expenses, or other items the payment of which shall not reduce the award payable to Landlord.
ARTICLE XII

DEFAULT AND REMEDIES
Section 12.1
Event of Default. As used herein, “Event of Default” shall mean the occurrence and/or existence of any one or more of the following: (a) Tenant shall neglect or fail to pay Base Rent or any installment thereof, or Additional Rent or, as applicable, any installment thereof within 5 days after due; or (b) Tenant shall neglect or fail to perform or observe any of the other covenants or undertakings herein on its part to be performed or observed and such neglect or failure shall continue for 10 days after notice to Tenant; provided that if the default is other than a default under clause (a) above, or clauses (c) through (i) below, and is such that it cannot be cured within 10 days, but is capable of being cured, such 10 day period shall be extended for a reasonable period of time provided that Tenant commences to cure such default within said 10 day period, continues to do so diligently, and thereafter completes such cure within not more than 60 days following the notice of default; or (c) there is filed by Tenant any case, petition, proceeding or other action under any Bankruptcy Law; or (d) any other proceedings shall be instituted against Tenant under any Bankruptcy Law and not be dismissed within 60 days; or (e) Tenant shall execute an assignment of its property for the benefit of its creditors; or (f) a receiver, custodian or other similar officer for Tenant shall be appointed and not be discharged within 60 days; or (g) the estate hereby created shall be taken by execution or by other process of law and is not redeemed by Tenant within 30 days thereafter; or (h) an assignment or sublease in violation of the terms of this Lease; or (i) Tenant breaches the Financial and Net Worth Requirements under Section 13.13 and within 120 days of such breach, Tenant does not either (1) cure the breach, (2) increase the Security Deposit to an amount equal to 12 months’ Base Rent, (3) provide Landlord with a guarantor of its obligations under this Lease pursuant to Landlord’s standard and customary guaranty that meets the Financial and Net Worth Requirements, or (4) provide Landlord other security substantially equivalent to the security provided pursuant to the provisions of clauses (2) or (3) of this subsection (i) as reasonably determined by Landlord; or co any other event constituting an Event of Default under other Sections of this Lease, including, without limitation, Section 2.5. If, as provided above, Landlord is responsible for collecting rent via electronic funds transfer, then Tenant, other than having inadequate funds, will not be subject to default for any errors or omissions by Landlord or Landlord’s bank.
Section 12.2
Landlord’s Remedies.

(a)
Upon the occurrence of an Event of Default and after the lapse of any applicable period of cure, Landlord may, immediately or at any time thereafter (notwithstanding any license or waiver of any former breach or waiver of the benefit hereof, or consent in a former instance), and without demand or notice, in person or by agent or attorney, enter the Premises or any part thereof and repossess the same as of its former estate, and/or, by written notice to Tenant, terminate Tenant’s right to possession under this Lease without terminating this Lease or terminate this Lease, and in any such event expel Tenant and those claiming through or under it and remove their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedy which might otherwise be used for arrears of Base Rent or Additional Rent or breach of covenant and Tenant shall remain liable for damages as hereinafter set forth in this Article XII. Whether or not Landlord shall have terminated this Lease or Tenant’s right to possession, Landlord, in addition to all other remedies which it may have at law or equity, and not in limitation thereof, shall have the remedies provided in this Article XII.
(b)
If, pursuant to Section 12.2(a), Landlord terminates Tenant’s right of possession of the Premises without terminating this Lease, then Tenant shall pay to Landlord during the remainder of the Lease Term the Base Rent and Additional Rent in installments as and when the same become due and payable, subject to reduction by any rent actually received by Landlord as a result of a re-letting of the Premises (net of the reasonable and customary costs of re-letting, including remodeling costs, brokerage commissions and reasonable attorneys’ fees). Landlord shall exercise commercially reasonable efforts to re-let the Premises to mitigate damages, and Landlord may re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building. The good faith failure of Landlord to re-let the Premises or any part or parts thereof, or, if the Premises are re-let, the good faith failure to collect the rents due under such re-letting, shall not release or affect Tenant’s liability for damage so long as Landlord does not act arbitrarily or capriciously. Any suit brought to collect the amount of the deficiency for any month or other period shall not prejudice in any way the right of Landlord to collect the deficiency for any subsequent month or period by a similar proceeding. Landlord, at Landlord’s option, may make such alterations, repairs, replacements and decorations on the Premises as Landlord in Landlord’s sole but good faith business judgment considers advisable and necessary for the purpose of re-letting the Premises, and the making of such alterations or decorations shall not operate or be construed to release Tenant from liability hereunder.
(c)
If, pursuant to Section 12.2(a), Landlord terminates this Lease, Tenant shall forthwith pay to Landlord as damages, in addition to all sums which were due prior to the date of such termination, a sum equal to the amount by which the Base Rent and Additional Rent for the remainder of the Lease Term exceeds the fair rental value of the Premises for the remainder of the Lease Term, discounted to present value using a then market rate of interest as reasonably determined by Landlord. For the purposes of computing damages payable pursuant to this Section 12.2(c), the Additional Rent with respect to Taxes, Insurance Costs and Operating Costs for the remainder of the Lease Term will be assumed to be the product of such Additional Rent for the most recently ended fiscal, calendar or lease year, as the case may be, times the number of years remaining of the Lease Term. For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 12.2 the total rent shall be computed by assuming the Tenant’s Share of Taxes, Tenant’s Share of Operating Expenses and Tenant’s Share of Insurance Costs under this Lease to be the same as were payable for the twelve (12) calendar months (or if less than twelve (12) calendar months have been elapsed since the date hereof, the partial year) immediately preceding such termination of re-entry.

(d)
Tenant shall be responsible to Landlord for all expenses which Landlord may incur in connection with the enforcement of Landlord’s rights after an Event of Default, including, without limitation, reasonable legal expenses, attorneys’ fees, brokerage fees, and the cost of putting the Premises in good order or preparing the same for rental.
(e)
Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.
Section 12.3
Reimbursement of Landlord. Upon the occurrence of an Event of Default, Tenant will, in addition to paying Landlord all amounts due under the terms and provisions of this Lease, including, without limitation, Section 12.9, reimburse Landlord for all reasonable expenses incurred by Landlord in collecting such rent or in obtaining possession of, or in re-letting the Premises, or in defending any action, including expenses for reasonable counsel fees and commissions. If on termination of this Lease by expiration or otherwise, Tenant shall fail to remove any of its property from the Premises as provided for herein, Landlord shall be authorized, in its sole option, and in Tenant’s name and on its behalf, either (a) to cause such property to be removed and placed in storage for the account and at the expense of Tenant; or (b) to sell such property at public or private sale, with or without notice, and to apply the proceeds thereof, after the payment of all expenses of removal, storage and sale, to the indebtedness, if any, of Tenant to Landlord, the surplus, if any, to be paid to Tenant. All sums payable by Tenant under this Article XII shall be deemed Additional Rent.
Section 12.4
Landlord’s Right to Perform Tenant’s Covenants. If Tenant shall at any time fail to make any payment or perform any other act on its part to be made or performed as in this Lease provided, Landlord, in its sole discretion may after due notice to, or demand upon, Tenant, make any payment or perform any other act on the part of Tenant to be made and performed as in this Lease provided, in such manner and to such extent as Landlord may reasonably deem desirable, and in exercising any such rights, Landlord may pay necessary and incidental costs and expenses, employ counsel, and incur and pay reasonable attorneys’ fees. The making of any such payment or the performing of any other act by Landlord pursuant to this Article shall not waive, or release Tenant from, any obligations of Tenant in this Lease contained. All sums so paid by Landlord and all reasonably necessary and incidental costs and expenses in connection with the performance of any such act by Landlord shall, except as otherwise in this Lease expressly provided, be payable to Landlord on demand, and Tenant covenants to pay any such sum or sums promptly, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the Base Rent. Whenever practicable, Landlord, before proceeding as provided in this Section 12.4, shall give Tenant notice in writing of ₹he failure of Tenant which Landlord proposes to remedy, and shall allow Tenant such length of time as may be reasonable in the circumstances, consistent with any grace periods contained herein, but not exceeding 10 days from the giving of notice, to remedy the failure itself and, if Tenant shall not remedy the failure in the time so allowed, Landlord shall be deemed to have given “due notice” and may proceed as provided in this Section 12.4; provided that nothing in this Section shall prevent Landlord from acting without notice to Tenant in case of any emergency wherein there is danger to property or person or where there may exist any violation of Legal Requirements including but not limited to the presence of Hazardous Materials, in which event no notice shall be required.
Section 12.5
Cumulative Remedies. The specified remedies to which Landlord may resort under the terms of this Lease, or under the provisions of applicable law, are cumulative and not intended to be exclusive of any other remedies or means of redress to which Landlord may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option contained herein shall not be construed as a waiver or a relinquishment for the future of such covenant or option. Receipt by Landlord of any Base Rent or Additional Rent payment with knowledge of the breach of any covenants hereof shall not be deemed a waiver of such breach. No waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by it. In addition to the other remedies provided in this Lease, Landlord shall be entitled to restraint by injunction of any violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease.
Section 12.6
Expenses of Enforcement. Tenant shall pay all reasonable expenses and reasonable attorneys’ fees incurred by Landlord in enforcing any obligation or any remedies hereunder including, without limitation, in connection with collection of Base Rent or Additional Rent, recovery by Landlord of the Premises, or in any litigation in which Landlord shall become involved by reason of any act or negligence of Tenant’s Invitees or any breach of this Lease by Tenant. Landlord shall pay all reasonable expenses and reasonable attorneys’ fees incurred by Tenant in enforcing any obligation or any remedies hereunder including any litigation in which Tenant shall become involved by reason of any act or negligence of Landlord or any breach of this Lease by Landlord.
Section 12.7
Landlord’s Default. Landlord shall not be deemed to be in default hereunder unless such default shall remain uncured for more than 30 days following written notice from Tenant to Landlord specifying the nature of such default, or such longer period as may be reasonably required to correct such default. Landlord’s liability to keep, maintain, and repair shall always be limited to the cost of making such repair or accomplishing such maintenance or repair. In no event whatsoever shall Landlord be liable for consequential or any indirect damages. The provisions of this Section 12.7 are further subject to the provisions of Articles X and Xl dealing with eminent domain and fire and other casualty, and Section 6.3 dealing with interruption of services. Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the obligations of Tenant hereunder, including, without limitation the obligation to pay Base Rent and Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease. Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable, and accepted commercial practice with respect to the type of property subject to this Lease.
Section 12.8
Limitation of Landlord’s Liability. The obligations of Landlord hereunder shall be binding upon Landlord and each succeeding owner of Landlord’s interest hereunder only during the period of such ownership, and Landlord and each succeeding owner shall have no liability whatsoever except for its obligations during each such respective period. Tenant agrees for itself and each succeeding holder of Tenant’s interest, or any portion thereof, hereunder, that any judgment, decree or award obtained against Landlord or any succeeding owner of Landlord’s interest, which is in any manner related to this Lease, the Premises or Tenant’s use and occupancy of the Premises or the Common Areas, or the remainder of the Landlord’s Property, whether at law or in equity, shall be satisfied out of Landlord’s equity in the land and buildings then comprising the Landlord’s Property to the extent then owned by Landlord and such succeeding owner, and further agrees to look only to such assets (or proceeds thereof) and to no other assets of Landlord, or such succeeding owner, for satisfaction. Neither Landlord nor any Person executing this Lease on behalf of Landlord, nor any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of Landlord, nor any subsequent Landlord, or any partner, limited or general, or any officer, director, employee, member, trustee, beneficiary, or owner of any subsequent Landlord shall have any personal liability hereunder. The remedies provided to Tenant in this Lease are exclusive, and Landlord will not be liable under any theory of recovery, whether based on contract, tort or otherwise.
Section 12.9
Late Payment and Administrative Expense. If Tenant shall fail to pay Base Rent, Additional Rent or other charges after the same become due and payable under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at the lesser of (a) a per annum rate equal to 3% plus the prime rate of Bank of America (or any successor) in effect on the day the payment became due and subject to change thereafter or (b) the maximum rate permitted by applicable law (“Interest Payment”). In addition, if Landlord is required to redeposit any check which is returned for insufficient funds or if Tenant shall fail to pay Base Rent, Additional Rent or other charges on or before the date on which the same become due and payable, then Tenant shall also pay to Landlord an administrative expense charge (“Administrative Expense”) of 5% of the amount thereof for each calendar month or part thereof after the due date of such payment until such payment is received by Landlord. The provisions herein for Interest Payment and Administrative Expense shall not be construed to relieve Tenant of the obligation to pay Base Rent, Additional Rent and all other charges when due under this Lease and shall be in addition to and not in limitation of Landlord’s other remedies as provided for in this Lease.
ARTICLE XIII

MISCELLANEOUS PROVISIONS
Section 13.1
Brokers. Each party represents that it has not dealt with any Person in connection with the Premises or the negotiation or execution of this Lease other than officers, employees and attorneys of Landlord and Brokers. Each party shall indemnify and save harmless the other from and against all claims, liabilities, costs and expenses incurred as a result of any breach of the foregoing representation. The fees payable to Brokers for this Lease shall be payable by Landlord subject to and in accordance with the terms of separate agreements between Landlord and Brokers.
Section 13.2
Quiet Enjoyment. Tenant shall, upon paying all Base Rent and Additional Rent due hereunder and observing and performing all of the terms, covenants and conditions on Tenant’s part to be observed and performed, peaceably and quietly have and hold the Premises without hindrance or molestation by any Person or Persons lawfully claiming by, through or under, Landlord, subject, however, to the terms of this Lease.
Section 13.3
Tenant’s Request for Landlord’s Action. In the event that at Tenant’s written request Landlord takes any action which is not required of Landlord pursuant to this Lease, Tenant shall pay as Additional Rent Landlord’s reasonable attorneys’ fees, expenses and disbursements in connection with such action, with payment to be made by Tenant within 15 days after billing therefor by Landlord.
Section 13.4
Notices. Any notice, demand, request or statement required or intended to be given or delivered under the terms of this Lease shall be in writing, shall be addressed to the party to be notified at the address or addresses set forth in the Summary of Basic Terms or at such other address in the continental United States as each party may designate for itself from time to time by notice hereunder, and shall be deemed to have been given, delivered or served upon the earliest of (a) 3 days following deposit in the U.S. Mail, with proper postage prepaid, certified or registered, return receipt requested, (b) the next Business Day after delivery to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (c) receipt of notice given by telecopy or personal delivery.
Section 13.5
Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire, any of the extended coverage casualties, or other casualties insured against, even if such fire or other casualty shall be brought about by the fault or negligence of the party benefited by the release or its agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire, extended coverage and other insurance, maintained by the releasing party shall contain a clause, or be subject to a statutory provision, to the effect that such release shall not affect said policies or the right of the releasing party to recover thereunder. Landlord and Tenant each agree that its fire, extended coverage, and other insurance policies will include such a clause. To the extent that Tenant is a self-insurer with respect to personal property, the provisions of Section 7.8 shall be applicable.
Section 13.6
Entire Agreement; Execution: Time of the Essence and Headings and Table of Contents. This Lease together with all Exhibits referred to herein and the Summary of Basic Terms, sets forth the entire agreement between the parties hereto and cannot be modified or amended, except in a writing duly executed by the respective parties. This Lease, together with all Exhibits referred to herein and the Summary of Basic Terms, supersedes all previous written and oral negotiations, understandings and agreements regarding the subject matter of this Lease. Neither Landlord nor any Person acting on behalf of Landlord has made any representations to Tenant on which Tenant has relied in entering into this Lease except any representations expressly stated in this Lease. This Lease is executed as a sealed instrument and in multiple counterparts, all copies of which are identical, and any one of which is to be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of any other copy. Time is of the essence with respect to the obligations of Tenant and Landlord to be performed within a specific time frame in this Lease. The headings throughout this Lease and the Table of Contents are for convenience of reference only, and shall in no way be held or deemed to define, limit, explain, describe, modify or add to the interpretation, construction or meaning of any provision of this Lease.
Section 13.7
Partial Invalidity. If any term or condition of this Lease or its application to any Person or circumstance shall to any extent be in violation of or unenforceable under any law, rule, regulation or order (including any court order) now existing or hereafter enacted or entered by any court or other governmental entity having competent jurisdiction (including after all appeals therefrom), the remainder of this Lease, or the application of such term or condition to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent not prohibited by law.
Section 13.8
No Waiver. No assent, express or implied, by Landlord to any breach of any agreement or condition herein contained on the part of Tenant to be performed or observed, and no waiver, express or implied, of any such agreement or condition shall be deemed to be a waiver of or an assent to any succeeding breach of the same or any other agreement or condition; the acceptance by Landlord of Base Rent or Additional Rent due hereunder (whether such payment is made by Tenant or another Person), or silence by Landlord as to any breach, shall not be construed as waiving any of Landlord’s rights hereunder unless such waiver shall be in writing. No payment by Tenant or acceptance by Landlord of a lesser amount than shall be due Landlord from Tenant shall be deemed to be anything but payment on account, and the acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon a letter accompanying said check, that said lesser amount is payment in full shall not be deemed an accord and satisfaction, and Landlord may accept said check without prejudice to recover the balance due or pursue any other remedy.
Section 13.9
Holdover. If Tenant remains in the Premises beyond the expiration of this Lease at the end of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall not be deemed to create any tenancy, but Tenant shall be a daily Tenant at sufferance only subject to all of Tenant’s obligations set forth herein, but at a Base Rent equal to one and one-half (11/2) times the Base Rent then most recently in effect and Additional Rent and other charges provided for under this Lease, with such Base Rent and Additional Rent to be charged on a monthly basis for each calendar month or portion thereof for which Tenant holds over, without proration for a partial calendar month. The acceptance of a purported rent check following termination shall not constitute the creation of a tenancy at will, it being agreed that Tenant’s status shall remain that of a daily Tenant at sufferance, at the aforesaid daily rate. Tenant shall also pay to Landlord all damages, if any, sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.
Section 13.10
When Lease Becomes Binding. The submission of this document for examination and negotiation does not constitute an offer to lease or a reservation or an option for the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant and the receipt by Landlord of the Security Deposit and the first monthly installment of Base Rent. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

Section 13.11
Recordation. Tenant shall not record this Lease with any registry of deeds or land court, and any such recordation will be void and constitute an Event of Default under this Lease.
Section 13.12
As Is. Subject to Landlord’s delivery obligations set forth in Section 3.1(e), Tenant represents to Landlord that it has leased the Premises after a full and complete examination of the same, and by its execution and delivery of this Lease, Tenant hereby acknowledges that neither Landlord, nor Landlord’s agents, has made any representation or promises with respect to the Premises, the Building, or the land upon which it stands, and no rights, easements or licenses are acquired by Tenant, by implication or otherwise, except as may be set forth expressly in this Lease. The execution and delivery of this Lease by Tenant shall be conclusive evidence, as against the Tenant, that Tenant accepts the Premises “AS IS”, with all faults.
Section 13.13
Financial Statements; Certain Representations and Warranties of Tenant. From time to time as requested by Landlord, Tenant shall provide to Landlord, any actual or potential mortgagee and any actual or potential ground lessor or any representative of any of the foregoing, copies of Tenant’s annual financial statements (audited, if available) and quarterly financial statements, all certified as true and correct by the president or chief financial officer of Tenant, and such other information regarding Tenant’s financial condition as Landlord may reasonably request. Such financial statements shall reflect a tangible net worth of Tenant, as determined in accordance with GAAP, equal to or greater than $1,000,000.00, and in all events, Tenant must maintain a tangible net worth, as determined in accordance with GAAP, equal to or greater than $1,000,000.00. The foregoing requirements are referred to herein as the “Financial and Net Worth Requirements.” Tenant represents and warrants to Landlord, its successors and assigns that: (a) all financial statements of Tenant previously provided to Landlord were true, complete and correct as of their respective dates and fairly and accurately reflect the financial condition of Tenant; (b) there has been no material adverse change in the financial condition of Tenant subsequent to the date(s) of such financial statements; (c) all annual and quarterly financial statements of Tenant provided to Landlord after the date hereof will be prepared in accordance with GAAP, will be true, complete and correct as of their respective dates and will fairly and accurately reflect the financial conditions of the Tenant; (d) Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered and qualified to conduct its business as a foreign corporation in, and is in good standing under the laws of, the Commonwealth of Massachusetts; (e) the execution, delivery and performance of this Lease by Tenant has been duly authorized; and (f) this Lease is valid and binding upon the Tenant and is enforceable against Tenant in accordance with the terms hereof.
Section 13.14
Confidentiality. Tenant acknowledges that the terms under which Landlord has leased the Premises to Tenant, (including, without limitation, the rental rate(s), term and other financial and business terms, constitute confidential information of Landlord (“Confidential Information”). Tenant covenants and agrees to keep the Confidential Information completely confidential; provided, however, that (a) such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities (it being understood that Tenant shall inform its representatives of the confidential nature of such Confidential Information and that such representatives shall be directed by Tenant, and shall each expressly agree, to treat such Confidential Information confidentially in accordance with the terms of this Section), and (b) unless required by applicable law, any other disclosure of such information may only be made if Landlord consents in writing prior to any such disclosure. In furtherance of and not in limitation of the foregoing, Tenant understands and agrees that during the period of any negotiation of the terms of this Lease, the disclosure of Tenant’s possible interest in leasing the Premises and the terms thereof could have a material adverse effect on Landlord’s business.
Section 13.15
Summary of Basic Terms. The Summary of Basic Terms which is affixed to this Lease sets forth certain basic terms and information which is thereafter referred to in the main text of this Lease. Every reference to the Summary of Basic Terms, or to a particular item thereon, shall have the effect of incorporating the Summary, or the particular item thereof, into the main text of this Lease.

Section 13.16
Tenant’s Existing Lease. Landlord and Tenant hereby acknowledge and agree that they are both currently parties to the Office Lease dated October 3, 2001, by and between Landlord’s predecessor-in-interest, BHX, LLC, as Trustee of 320 Needham Realty Trust (“Original Landlord”), as landlord, and Tenant’s predecessor-in-interest, Cohen Dermatopathology, P.C. (“Original Tenant”), as tenant, as affected by the (a) First Amendment of Lease dated as of August 23, 2006, by and between Original Landlord and Original Tenant, (b) Lease Assignment dated May 31, 2007, by and between Original Tenant and Caris Diagnostics, Inc. (“Tenant”), (c) Landlord, Tenant and Assignee Agreement dated as of May 31, 2007, by and among Original Landlord, Original Tenant and Tenant, and (d) Second Amendment of Lease dated as of August 8, 2007, by and between TBCI, LLC, as Trustee of 320 Needham Realty Trust (“Interim Landlord”), as successor-in-interest to Original Landlord, and Tenant (collectively, the “320 Needham Lease”). Landlord and Tenant hereby acknowledge and agree that (i) Caris Diagnostics, Inc. changed its name to Miraca Life Sciences, Inc., (ii) Miraca Life Sciences, Inc. is the current tenant under the 320 Needham Lease, and (iii) 320 Needham DE, LLC, a Delaware limited liability company (“320 Needham Landlord”), is the successor-in-interest to Interim Landlord and the current landlord under the 320 Needham Lease. 320 Needham Landlord is an affiliate of Landlord. Landlord, Tenant and, by virtue of its execution of the Joinder to this Lease, 320 Needham Landlord, hereby further acknowledge and agree that the terms and provisions of the 320 Needham Lease, including, without limitation, Tenant’s obligation to pay Fixed Minimum Rent and Additional Rent thereunder (as such terms are defined therein) remain in effect until such time as (x) the Rent Commencement Date occurs under this Lease, and (y) Tenant vacates, yields up and surrenders the premises leased under the 320 Needham Lease to 320 Needham Landlord in the condition required thereunder (including, without limitation, Section 7.4 thereof) (the date upon which the conditions in clauses (x) and (y) hereinabove occurs is referred to hereunder as the “320 Needham Lease Yield-Up Date”). Upon the occurrence of the 320 Needham Lease Yield-Up Date and 320 Needham Landlord’s acknowledgment of the same in writing, the 320 Needham Lease shall be deemed terminated without any further action required by the parties; provided, that, 320 Needham Landlord and Tenant will promptly execute a written acknowledgement evidencing such termination following the written request from either party to do so.

[Signature Page Follows]

Tenant and Landlord, each by its duly authorized officer, have signed this Lease as of the date first set forth above.

TENANT:

MIRACA LIFE SCIENCES, INC.

By:

Name:Tsukasa Sasaki

Title: CFO

LANDLORD:

CRAWFORD STREET DE, LLC

By:

Name: Robert A. Schlager

Title: Treasurer FVP

JOINDER

320 Needham Landlord, by its duly authorized officer, has signed this Lease as of the date first set forth above for the limited purpose of acknowledging the terms and provisions set forth in Section 13.16 of this Lease.

320 NEEDHAM LANDLORD:

320 NEEDHAM DE, LLC

By:

Name: Robert A. Schlager

Title: Treasurer FVP